Exhibit 10.1

Loan Number: 94-0960468

LOAN AGREEMENT

Dated as of July 11, 2013

Between
CHSP SAN FRANCISCO LLC, a Delaware limited liability company, as Borrower
and
PNC BANK, NATIONAL ASSOCIATION,
as Lender

ATLANTA 5481238.10

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION			1

	Section	1.1	Definitions	1

	Section	1.2	Principles of Construction	26

II.	GENERAL TERMS			27

	Section	2.1	The Loan	27
		2.1.1	Agreement to Lend and Borrow	27
		2.1.2	Single Disbursement to Borrower	27
		2.1.3	The Note, Security Instrument and Other Loan Documents	27
		2.1.4	Use of Proceeds	27

	Section	2.2	Interest Rate and Payments	27
		2.2.1	Interest Generally; Usury.	27
		2.2.2	Interest Calculation	27
		2.2.3	Payments Before Maturity Date; Monthly Debt Service Payment Amount	28
		2.2.4	Payment on Maturity Date	28
		2.2.5	Payments After Default	28
		2.2.6	Late Payment Charge	28
		2.2.7	Release on Payment in Full	28

	Section	2.3	Manner of Making Payments	29
		2.3.1	Making of Payments	29
		2.3.2	Credit for Payment Receipt	29
		2.3.3	Invalidated Payments	29
		2.3.4	No Deductions, etc	29
		2.3.5	Application of Payments	29
		2.3.6	Increased Costs	29
		2.3.7	Taxes	30

	Section	2.4	Prepayments	31
		2.4.1	Voluntary Prepayments	31
		2.4.2	Prepayment Consideration	31
		2.4.3	Mandatory Prepayments	32
		2.4.4	Prepayments After Event of Default	32

III.	CASH MANAGEMENT			33

	Section	3.1	Cash Management Account	33
		3.1.1	Establishment of Cash Management Account	33
		3.1.2	Deposits to Cash Management Account	33
		3.1.3	Approved Operating Account	33

	Section	3.2	Accounts Generally	33

	Section	3.3	Monthly Disbursements from the Cash Management Account	33

	Section	3.4	Deposit and Disbursement of Funds Allocated for Payment of Monthly Reserve Fund Deposits	34

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	Section	3.5	Excess Cash Reserve Fund	35

	Section	3.6	Borrower's Obligation Not Affected	35

	Section	3.7	Payments Received Under this Agreement	35

IV.	REPRESENTATIONS AND WARRANTIES			35

	Section	4.1	Borrower Representations	35
		4.1.1	Organization	35
		4.1.2	Proceedings	36
		4.1.3	No Conflicts	36
		4.1.4	Litigation	36
		4.1.5	Agreements	36
		4.1.6	Title	36
		4.1.7	Solvency; No Bankruptcy Filing	37
		4.1.8	Financial Information	37
		4.1.9	Full and Accurate Disclosure	37
		4.1.10	No Plan Assets.	37
		4.1.11	Compliance	38
		4.1.12	Anti-Money Laundering/International Trade Law Compliance	38
		4.1.13	Reliance	38
		4.1.14	No Contingent Liabilities	39
		4.1.15	Condemnation	39
		4.1.16	Federal Reserve Regulations	39
		4.1.17	Access; Utilities	39
		4.1.18	Not a Foreign Person	39
		4.1.19	Separate Lots	39
		4.1.20	Assessments	39
		4.1.21	Enforceability	39
		4.1.22	No Prior Assignment	40
		4.1.23	Insurance	40
		4.1.24	Use of Property	40
		4.1.25	Certificate of Occupancy; Licenses	40
		4.1.26	Flood Zone	40
		4.1.27	Physical Condition	40
		4.1.28	Boundaries	40
		4.1.29	Leases	41
		4.1.30	Survey	41
		4.1.31	No Mezzanine Loan	41
		4.1.32	Filing and Recording Taxes	41
		4.1.33	Approved Management Agreement	41
		4.1.34	Illegal Activity	42
		4.1.35	Investment Company Act	42
		4.1.36	Bank Holding Company	42
		4.1.37	Principal Place of Business; State of Organization	42
		4.1.38	Taxpayer Identification Number	42
		4.1.39	Business Purposes	42
		4.1.40	Taxes	42
		4.1.41	Forfeiture	42
		4.1.42	Accounts	42

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		4.1.43	Franchise Agreement	43
		4.1.44	Property Document Representations	43
		4.1.45	Material Agreements	44

	Section	4.2	Survival of Representations	44

V.	BORROWER AND OPERATING LESSEE COVENANTS			44

	Section	5.1	Existence; Compliance with Legal Requirements; Insurance	44

	Section	5.2	Property Taxes and Other Charges	44

	Section	5.3	Litigation	45

	Section	5.4	Access to Property	45

	Section	5.5	Notice of Default	45

	Section	5.6	Cooperate in Legal Proceedings	45

	Section	5.7	Performance Under Loan Documents	46

	Section	5.8	Awards and Insurance Proceeds	46

	Section	5.9	Further Assurances	46

	Section	5.10	Financial Reporting	46

	Section	5.11	Business and Operations	49

	Section	5.12	Title to the Property	49

	Section	5.13	Costs of Enforcement	49

	Section	5.14	Estoppel Statements	49

	Section	5.15	Loan Proceeds	50

	Section	5.16	No Joint Assessment	50

	Section	5.17	Leasing Matters	50

	Section	5.18	Alterations	51

	Section	5.19	Access Laws	51

	Section	5.20	Property Management	52

	Section	5.21	Compliance with Anti-Terrorism Laws	53

	Section	5.22	Liens	54

	Section	5.23	Dissolution	54

	Section	5.24	Change In Business	54

	Section	5.25	Debt Cancellation	54

	Section	5.26	Property Document Covenants	54

	Section	5.27	Zoning	55

	Section	5.28	Name, Identity, Structure, or Principal Place of Business	55

	Section	5.29	ERISA	55

	Section	5.30	Franchise Agreement	56

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	Section	5.31	Operating Lease	57

	Section	5.32	Material Agreements	57

VI.	TRANSFERS			57

	Section	6.1	Borrower Acknowledgement	57

	Section	6.2	Prohibition on Transfers	58

	Section	6.3	Sanctioned Persons	60

	Section	6.4	Transfer Documentation	60

	Section	6.5	No Impairment	60

	Section	6.6	Death or Incapacity of Individual Guarantor	60

	Section	6.7	Lender's Rights	60

VII.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION			61

	Section	7.1	Insurance	61

	Section	7.2	Casualty	66

	Section	7.3	Condemnation	66

	Section	7.4	Restoration	66

VIII.	SINGLE PURPOSE ENTITY/SEPARATENESS PROVISIONS			70

	Section	8.1	Single Purpose Entity/Separateness	70

	Section	8.2	Independent Director	74

IX.	RESERVE FUNDS			75

	Section	9.1	Reserve Funds and Reserve Accounts Generally	75

	Section	9.2	Property Tax and Insurance Escrow Fund	76
		9.2.1	Deposits	76
		9.2.2	Disbursements	76
		9.2.3	Insufficiency	76
		9.2.4	Conditional Monthly Insurance Deposit Waiver	77

	Section	9.3	FF&E Reserve Fund; Approved FF&E Account	77
		9.3.1	FF&E Reserve Fund	77
		9.3.2	Approved FF&E Account	77
		9.3.3	FF&E Reserve Monthly Deposits	77
		9.3.4	Disbursements	77
		9.3.5	Balance in the FF&E Reserve Account	78

X.	DEFAULTS			78

	Section	10.1	Event of Default	78

	Section	10.2	Remedies	82

	Section	10.3	Remedies Cumulative; Waivers	83

XI.	SPECIAL PROVISIONS			83

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	Section	11.1	Sale of Notes and Securitization	83

	Section	11.2	Securitization Cooperation and Indemnification	85

	Section	11.3	Exculpation	86

	Section	11.4	Servicer	89

	Section	11.5	Conversion to Registered Form	89

XII.	ACCOUNTS AND ACCOUNT COLLATERAL			90

	Section	12.1	Permitted Investments	90

	Section	12.2	Income From Permitted Investments	90

	Section	12.3	Sole Dominion and Control	90

	Section	12.4	Grant of Security Interest	90

	Section	12.5	No Other Security Interest	90

	Section	12.6	Change of Account Names	90

	Section	12.7	Rights on Default	90

	Section	12.8	Limitations on Liability of Lender	91

	Section	12.9	Indemnity	92

	Section	12.10	Disbursement of Disputed Funds	92

	Section	12.11	Disbursement Upon Payment in Full	93

XIII.	MISCELLANEOUS			93

	Section	13.1	Survival	93

	Section	13.2	Lender's Discretion	93

	Section	13.3	Governing Law	93

	Section	13.4	Modification, Waiver in Writing	93

	Section	13.5	Nonwaiver	94

	Section	13.6	Notices	94

	Section	13.7	Financing Statements	94

	Section	13.8	Waiver of Trial by Jury	95

	Section	13.9	Headings	95

	Section	13.10	Severability	95

	Section	13.11	Preferences	95

	Section	13.12	Waiver of Automatic or Supplemental Stay	96

	Section	13.13	Bankruptcy Acknowledgment	96

	Section	13.14	Waiver of Notice	96

	Section	13.15	INTENTIONALLY DELETED	96

	Section	13.16	Expenses; Indemnity	96

	Section	13.17	Exhibits Incorporated	97

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	Section	13.18	Offsets, Counterclaims and Defenses	97

	Section	13.19	No Joint Venture or Partnership; No Third Party Beneficiaries	97

	Section	13.20	Publicity	98

	Section	13.21	Waiver of Marshalling of Assets	98

	Section	13.22	Waiver of Counterclaim	98

	Section	13.23	Conflict; Construction of Documents; Reliance	98

	Section	13.24	Brokers and Financial Advisors	99

	Section	13.25	Prior Agreements	99

	Section	13.26	Assignments	99

	Section	13.27	Duplicate Originals; Counterparts	99

XIV.	LOCAL LAW PROVISIONS			100

	Section	14.1	Judicial Reference Agreement; Referee; Costs	100

	Section	14.2	Prepayment Waiver	102

ATLANTA 5481238.10

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of July 11, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made among PNC BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”), and CHSP SAN FRANCISCO LLC, a Delaware limited liability company, having its principal place of business at c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401 (“Borrower”).
RECITALS:
A.    Borrower desires to obtain the Loan from Lender; and
B.    Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.
C.    Borrower acknowledges that while Lender has originated this Loan for its own account, the provisions contained herein regarding Lender’s right to sell, participate or Securitize the Loan are an important inducement to Lender making the Loan.
NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and intending to be legally bound, the parties hereto hereby covenant, agree, represent and warrant as follows:
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
“Access Laws” shall mean the Americans with Disabilities Act of 1990, all similar state and local Laws and ordinances related to access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.
“Account Collateral” shall mean: (a) the Accounts, the Reserve Funds, the Excess Cash Reserve Funds, and any and all other amounts from time to time deposited or held in any of the Accounts; (b) any and all amounts on deposit in the Accounts and subsequently invested in Permitted Investments; (c) all interest, dividends, Cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property from time to time held in the Accounts, or received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (d) to the extent not covered by clauses (a) - (c) above, all “proceeds” (as defined under the UCC), products, distributions, dividends or substitutions on or of any or all of the foregoing.

ATLANTA 5481238.2

“Account Control Agreement” shall mean an account control agreement or blocked account agreement by and among Borrower, Operating Lessee and the Eligible Institution at which the Approved FF&E Account and the Approved Operating Account is maintained.
“Accounts” shall mean, collectively, the Reserve Accounts, the Cash Management Account, the Excess Cash Reserve Account, the Net Proceeds Account (if any), and any sub-accounts established under any of the foregoing, and any other escrow accounts or reserve accounts established by the Loan Documents. The Accounts do not include the Approved Operating Account or the Approved FF&E Account.
“Accounts Receivable” shall have the meaning set forth in the Granting Clause of the Security Instrument.
“Act” shall have the meaning set forth in Section 8.1(c) hereof.
“Additional Collateral” shall have the meaning set forth in Section 1 of the Assignment of Agreements.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or senior officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any Approved Manager which is an Affiliate of Borrower, Operating Lessee, SPE Component Entity or any Guarantor, or in which any of the foregoing has, directly or indirectly, any legal, beneficial or economic interest.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration” shall mean any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof.
“Alteration Threshold” shall mean an amount equal to $7,700,000.00.
“Annual Budget” shall mean a capital and operating expenditure budget for the Property (including a general business plan, forward/group booking schedule and a “pace report”) prepared by the Approved Manager that specifies Borrower’s good faith estimate of Operating Income, Operating Expenses and FF&E Expenditures for the applicable Fiscal Year or other period.
“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.
“Applicable Interest Rate” shall mean a rate of three and 50/100th percent (3.50%) per annum.
“Approved Annual Budget” shall have the meaning set forth in Section 5.10(e) hereof.
“Approved FF&E Account” shall mean the “Reserve” established under, and as defined in, Section 6.2 of the Merritt Hospitality Management Agreement or any other comparable account established by the Approved Manager pursuant to an Approved Management Agreement, which account shall be at an Eligible Institution and which account shall be (i) owned by Borrower and pledged to Lender, and (ii) subject to an Account Control Agreement, pursuant to which Lender shall have the right

ATLANTA 5481238.10

to control the disbursement of the funds contained therein in the event that the Approved Management Agreement is terminated and is not replaced with another Approved Management Agreement.
“Approved Management Agreement” shall mean the Merritt Hospitality Management Agreement and any other management agreement that is approved by Lender pursuant to the terms of this Agreement, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
“Approved Manager” shall mean Merritt Hospitality, LLC or any other management company approved by Lender pursuant to the terms of this Agreement.
“Approved Operating Account” shall mean the “Depository Account” and the "Controlled Disbursement Account" established under, and as defined in Section 6.1 of the Merritt Hospitality Management Agreement, and any other comparable accounts established by the Approved Manager pursuant to an Approved Management Agreement, which accounts shall be at an Eligible Institution and which account shall be (i) owned by Operating Lessee and pledged to Lender, and (ii) subject to an Account Control Agreement, pursuant to which Lender shall have the right to control the disbursement of the funds contained therein in the event that the Approved Management Agreement is terminated and is not replaced with another Approved Management Agreement.
“Assignment of Agreements” shall mean that certain first priority Assignment of Agreements Affecting Real Estate, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower, Operating Lessee and Approved Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith, and any other assignment and subordination agreement entered into by Borrower, Operating Lessee, Lender and an Approved Manager in accordance herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.
“Award” shall mean any award, payment or other compensation paid by any Governmental Authority in connection with a Condemnation in respect of the Property, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or other Creditors Rights Laws; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or other Creditors Rights Laws, or such Person soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or other Creditors Rights Laws, or such Person soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

ATLANTA 5481238.10

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).
“Basel III” shall mean the global regulatory standards issued on January 13, 2011 by members of the Basel Committee on Banking Supervision.
“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Property Taxes, (b) Other Charges, and (c) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Borrower Parent” shall mean, collectively, (i) Chesapeake Lodging L.P., and (ii) in the event that Chesapeake Lodging L.P. owns less than fifty percent (50%) of the equity interests in Borrower, such other Person that owns, directly or indirectly, more than forty-nine percent (49%) of the equity interests in Borrower.
“Borrower Party” shall mean Borrower, Operating Lessee, any SPE Component Entity and Guarantor.
"Borrower Security Instrument" shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower in favor of Lender as security for the payment of the Debt and the performance of the Other Obligations and encumbering the Property described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, Pittsburgh, Pennsylvania or Overland Park, Kansas are authorized or required to be closed.
“Capital Expenditures” shall mean hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.
“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Management Account” shall have the meaning set forth in Section 3.1.1 hereof.
“Cash Management Bank” shall mean an Eligible Institution selected by Lender.
“Cash Management Covenants” shall mean the covenants of Borrower and Operating Lessee set forth in Section 3.1.2, Section 3.1.3, and Section 12.5 hereof, and Borrower’s covenant to fund the Approved FF&E Account in accordance with Section 9.3.2 hereof.
“Casualty” shall have the meaning specified in Section 7.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 7.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 7.4(b)(iv) hereof.

ATLANTA 5481238.10

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) (“Dodd-Frank”) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision Practices (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean the Property, the Accounts, the Account Collateral, the Personal Property, the Additional Collateral, all of Borrower’s and Operating Lessee’s right, title and interest in and to the Approved Management Agreement and the Operating Lease, the Approved FF&E Account, the Approved Operating Account, and all other real or personal property that is at any time pledged, mortgaged or otherwise given by Borrower or Operating Lessee as security to Lender for the payment of the Debt or the performance of the Other Obligations.
“Comfort Letter” shall mean that certain letter dated as of the date hereof executed by Borrower, Lender and Franchisor with respect to the Franchise Agreement.
“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property.
“Condemnation Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Constituent Members” shall have the meaning set forth in Section 8.2(b) hereof.
“Control” shall mean, with respect to any entity, the ownership, directly or indirectly, of at least fifty-one percent (51%) of the equity interests in, and the right to at least fifty-one percent (51%) of the distributions from, such entity, together with the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

ATLANTA 5481238.10

“Covered Entity” means Borrower, Operating Lessee, and their affiliates, all Guarantors, all owners of the foregoing (other than holders of publicly traded shares or holders of limited partnership interests in Guarantor that are neither Affiliates of Guarantor nor own twenty-five percent (25%) or more of the limited partnership interests in Guarantor) and all brokers or other agents of Borrower or Operating Lessee while acting in any capacity in connection with the Loan.
“Creditors Rights Laws” shall mean with respect to any Person, any existing or future Law of any jurisdiction, domestic or foreign, applicable to such Person, relating to bankruptcy, insolvency, reorganization, rehabilitation, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement, the Note and the other Loan Documents, together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Prepayment Consideration to the extent payable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.
“Debt Service Coverage Ratio” shall mean the ratio determined on a quarterly basis in which: (a) the numerator is Net Operating Income for the twelve (12) calendar month period immediately preceding the date of calculation and (b) the denominator is the projected Debt Service payments that would be due and payable for the twelve (12) calendar month period immediately following such calculation.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.
“Deferred Delaware Opinions” shall mean, collectively, (a) a legal opinion issued by counsel satisfactory to Lender and the Rating Agencies stating that Delaware law shall apply to the issue of which parties have authority to file a Bankruptcy Action on behalf of Borrower and Operating Lessee, and (b) a legal opinion issued by counsel satisfactory to Lender and the Rating Agencies stating that (i) the LLC Agreement of Borrower and Operating Lessee constitutes a legal, valid and binding agreement of the sole member of Borrower and Operating Lessee, and is enforceable against such member, in accordance with its terms; (ii) that if properly presented to a Delaware court, a Delaware court applying Delaware law would conclude that in order for a Person to file a voluntary bankruptcy petition on behalf of Borrower or Operating Lessee, the prior unanimous approval or written consent of the Member and the Board (including the Independent Director or Independent Directors) is required and the provision in each LLC Agreement that requires such approval or written consent constitutes a legal, valid and binding agreement of the member, and is enforceable against the member, in accordance with its terms; (iii) under Delaware Law and the LLC Agreement, the Bankruptcy or dissolution of the member of Borrower or Operating Lessee will not, by itself, cause Borrower or Operating Lessee to be dissolved or its affairs to be wound up; (iv) while under Delaware Law, on application to a court of competent jurisdiction, a judgment creditor of the member of Borrower or Operating Lessee may be able to charge the member’s share of any profits and losses of Borrower or Operating Lessee and the member’s right to receive distributions of assets of Borrower or Operating Lessee (the “Member’s Interest”) with payment of the unsatisfied amount of the judgment with interest, to the extent so charged, the judgment creditor of the member has

ATLANTA 5481238.10

only the rights of an assignee of the Member’s Interest, and the judgment creditor of the member may not attach specific Borrower or Operating Lessee assets directly, and, under Delaware Law, a judgment creditor of the member may not satisfy its claims against the member by asserting a claim against the assets of Borrower or Operating Lessee; and (v) under Delaware Law, Borrower and Operating Lessee are separate legal entities and the existence of Borrower and Operating Lessee as separate legal entities shall continue until the cancellation of their certificates of formation.
“Disbursement Account” shall mean an account owned and controlled by Borrower or Operating Lessee and identified to Lender from time to time. The initial Disbursement Account shall be Account No. 359681312351 at KeyBank, N.A. The Disbursement Account is not included in the Collateral.
“Disbursement Date” shall mean the first day of each calendar month, or if such first day is not a Business Day, the next succeeding Business Day; provided that, in the event that on such day there are insufficient funds in the Cash Management Account to satisfy in full the then applicable Required Disbursement Amounts, the "Disbursement Date" shall mean the fifth day of each calendar month, or if such fifth day is not a Business Day, the next succeeding Business Day.
“Disbursement Fee” shall mean a nonrefundable fee equal to $200.00 payable as a condition to disbursement from the FF&E Reserve Account, as set forth in Article IX hereof, as compensation for Lender’s review, analysis and processing of such disbursement.
“Disclosure Document” shall have the meaning set forth in Section 11.2(a) hereof.
“Eligible Account” shall mean either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. The Reserve Funds (other than the Property Tax and Insurance Escrow Fund) and the Excess Cash Reserve Funds shall be Eligible Accounts but shall not constitute trust funds and, at Lender’s option, may be (1) commingled with other monies held by Lender, or (2) established as one or more separate accounts (which may include one or more book entry sub-accounts as deemed necessary by Lender. The Cash Management Account and the Property Tax and Insurance Escrow Account shall be a segregated account in the name of Lender for the benefit of Borrower.
“Eligible Institution” shall mean a federal or state chartered depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch in the case of accounts in which funds are held for more than thirty (30) days, provided that PNC Bank shall be deemed to be an Eligible Institution for so long as it maintains (i) a short term unsecured debt obligations or commercial paper rating of at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less and (ii) a long term unsecured debt obligations rating of at least “A-” by S&P, “A-1” by Moody’s and “A” by Fitch in the case of accounts in which funds are held for more than thirty (30) days.

ATLANTA 5481238.10

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower and Guarantor on a joint and several basis for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall have the meaning set forth in Section 2(b) of the Environmental Indemnity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.
“Excess Cash Reserve Account” shall have the meaning set forth in Section 3.5 hereof.
“Excess Cash Reserve Fund” shall have the meaning set forth in Section 3.5 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2(a) hereof.
“Exchange Act Filing” shall have the meaning set forth in Section 11.2 hereof.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a Law in effect on the date on which (i) Lender acquires such interest in the Loan, or (ii) Lender changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.3.7(e) hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extraordinary Expense” shall mean an extraordinary operating expense not set forth in the Approved Annual Budget.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (as may be amended or replaced from time to time), and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.
“FF&E” shall mean furniture, fixtures and equipment used in connection with the Property that would normally qualify as a long-term capital improvement (versus an immediate year expense item) in a normal GAAP accounting method.
“FF&E Expenditures” shall mean all future customary and reasonable bona fide costs and expenses incurred by Operating Lessee or Approved Manager in connection with: (a) the major repair or full replacement of FF&E, and (b) certain major repairs and maintenance of the buildings on the Property and related appurtenances which are normally capitalized under GAAP such as exterior repainting or resurfacing of building walls, floors, roofs and parking areas, or the like, and for major alterations, improvements, renewals or full replacements of or to the Property’s mechanical, electrical, heating, ventilating, air conditioning, plumbing (including boiler, water heaters, and laundry room washers and

ATLANTA 5481238.10

dryers) and vertical transportation systems. The term “FF&E Expenditures” shall not include any program of capital improvements involving an addition to the Improvements.
“FF&E Reserve Account” shall have the meaning as set forth in Section 9.3.1 hereof.
“FF&E Reserve Fund” shall have the meaning as set forth in Section 9.3.1 hereof.
“FF&E Reserve Monthly Deposit” shall have the meaning as set forth in Section 9.3.3 hereof.
“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other Fiscal Quarter as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.
“Fiscal Year” shall mean the twelve (12) month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1(a)(vii) hereof.
“Flood Insurance Policies” shall have the meaning set forth in Section 7.1(a)(vii) hereof.
“Franchise Agreement” shall mean that certain Le Meridien Hotel Conversion License Agreement between Starwood International, Inc. and HEI San Francisco LLC dated April 25, 2006, as amended by First Amendment to License Agreement dated November 1, 2007 between Starwood International, Inc. and HEI San Francisco LLC, as assigned to and assumed by Operating Lessee pursuant to, and as amended by, that certain Assignment and Assumption Agreement and Second Amendment dated December 15, 2010 between Starwood International, Inc., Operating Lessee and Guarantor, as amended by Third Amendment to License Agreement dated April 15, 2013 between Starwood International, Inc. and Operating Lessee, and as amended by Fourth Amendment to License Agreement dated June 26, 2013 between Starwood International, Inc. and Operating Lessee.
“Franchisor” shall mean Starwood (M) International, Inc.
“GAAP” shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, consistently applied.
“Governmental Authority” shall mean any court, board, department, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Governmental Plan” shall have the meaning set forth in Section 4.1.10(b) hereof.
“Guarantor” shall mean Chesapeake Lodging, L.P., a Maryland limited partnership, and any other Person guaranteeing any payment or performance obligation of Borrower in respect of the Loan following the date hereof, and any other Person providing any indemnity in respect of the Loan following the date hereof.

ATLANTA 5481238.10

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Materials” shall have the meaning set forth in Section 2(e) of the Environmental Indemnity.
“Improvements” shall have the meaning set forth in the Granting Clause of the Security Instrument.
“Indebtedness” shall mean, as to any Person at any time the sum (without duplication) of all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, including, without limitation, any indebtedness, obligations or liabilities for, or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including, without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, or (v) any guaranty.
“Indemnified Parties” shall mean Lender (including Lender as holder of the Security Instrument, as mortgagee in possession, or as successor in interest to the owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure), each Person, if any, who Controls, or is Controlled by, or is under common Control with Lender, each Servicer, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of other Persons), any Person who was involved in the origination or modification of the Loan, any Person in whose name the Lien of the Security Instrument is or will be recorded, each of their respective successors and assigns.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document, and (ii) Other Taxes.
“Independent Director” shall mean a natural Person who:
(a)    is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder (or other equity owner), director (with the exception of serving as the Independent Director of Borrower, Operating Lessee or SPE Component Entity), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower or Operating Lessee, equity owners of Borrower, Operating Lessee or any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor; (ii) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower, Operating Lessee or any Guarantor, equity owners of Borrower, Operating Lessee or any Guarantor or any Affiliate of Borrower, Operating Lessee or any Guarantor; (iii) a member of the immediate family of any Person described in subsection (i) or subsection (ii) above that is a natural person; and (iv) any Person Controlling or under common Control with any Person described in subsection (i), subsection (ii) or subsection (iii) above; or

ATLANTA 5481238.10

(b)    is an employee of CT Corporation, Corporation Service Company, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, or Wilmington Trust Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Lender and any applicable Rating Agencies, that is not an Affiliate of Borrower, Operating Lessee or any Guarantor and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director.
A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Borrower or SPE Component Entity (provided such Affiliate does not or did not own a direct or indirect equity interest in Borrower, Operating Lessee or SPE Component Entity) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Borrower, Operating Lessee or SPE Component Entity in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.
“Insolvency Opinion” shall mean the substantive non-consolidation opinion (with the appropriate assumptions and qualifications) reasonably satisfactory to Lender and the Rating Agencies required to be delivered by counsel to Borrower pursuant to Sections 5.20(c), 6.2(n) or 11.1(b)(i) hereof, or in connection with a Permitted Transfer, providing that, (a) with respect to a Permitted Transfer, in the event that a Borrower Parent or an Operating Lessee Parent was to become a debtor in a case under the Bankruptcy Code, in a properly presented and argued case, the bankruptcy court or other court of competent jurisdiction properly applying the Law and properly analyzing the facts set forth therein would not order the substantive consolidation of the assets and liabilities of Borrower or Operating Lessee with those of any Borrower Parent or any Operating Lessee Parent in such bankruptcy proceeding, (b) with respect to Section 5.20(c), in the event that the new Approved Manager, which is an Affiliated Manager, was to become a debtor in a case under the Bankruptcy Code, in a properly presented and argued case, the bankruptcy court or other court of competent jurisdiction properly applying the Law and properly analyzing the facts set forth therein would not order the substantive consolidation of the assets and liabilities of Borrower or Operating Lessee with those of such Affiliated Manager that is the new Approved Manager in such bankruptcy proceeding, (c) with respect to Section 6.2(n), in the event that a Successor Borrower Parent was to become a debtor in a case under the Bankruptcy Code, in a properly presented and argued case, the bankruptcy court or other court of competent jurisdiction properly applying the Law and properly analyzing the facts set forth therein would not order the substantive consolidation of the assets and liabilities of Successor Borrower with those of any Successor Borrower Parent in such bankruptcy proceeding, and (d) with respect to Section 11.1(b)(i), in the event that a Borrower Parent was to become a debtor in a case under the Bankruptcy Code, in a properly presented and argued case, the bankruptcy court or other court of competent jurisdiction properly applying the Law and properly analyzing the facts set forth therein would not order the substantive consolidation of the assets and liabilities of Borrower with those of any Borrower Parent in such bankruptcy proceeding. If Borrower is a recycled entity (meaning a special purpose entity that was not initially formed to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby), the Insolvency Opinion shall address that issue in a manner satisfactory to Lender and the Rating Agencies.

ATLANTA 5481238.10

“Insurance Premiums” shall have the meaning set forth in Section 7.1(c) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Interest Accrual Period” shall mean, with respect to any Payment Date, the period beginning on and including the first (1st) day of the calendar month preceding each Payment Date through and including the last day of the calendar month preceding each Payment Date.
“Investor” shall mean any purchaser, transferee, assignee, Servicer, participant or investor in all or any portion of the Loan or any Securities.
“Land” shall have the meaning set forth in the Granting Clause of the Security Instrument.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, Lien or award of or any settlement arrangement with any Governmental Authority.
“Lease” shall mean any lease (other than the Operating Lease), sublease or subsublease, rental agreement, letting, license, concession in the nature of an occupancy arrangement, occupancy agreement, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land or any space in the Improvements, and (a) every extension, renewal, replacement, modification, amendment, restatement or other agreement relating thereto (whether before or after the filing by or against Borrower or Operating Lessee of any petition for relief under any Creditors Rights Laws), and (b) all right title and interest of Borrower, Operating Lessee, their successors and assigns therein and thereunder, including, without limitation, any guaranty, letter of credit or other credit support given by any tenant or other Person to guarantee or secure the performance and observance of covenants to be performed by any other party thereto.
“Lease Termination Payments” shall mean all rents, additional rents and other payments made to Borrower or Operating Lessee in connection with any termination, rejection, cancellation, surrender, sale or other disposition of any Lease (including in any Bankruptcy Action), together with any reimbursement of the value of unamortized tenant improvements or leasing commissions, lease buy-out or surrender payments, and any similar proceeds, and any settlement of claims of Borrower or Operating Lessee against third parties in connection with any Lease.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, Laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all Licenses and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Lessee, at any time in force affecting the Property, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Liabilities” shall mean any and all claims, demands, actions, proceedings, suits, judgments, awards, liabilities (including, without limitation, strict liabilities), losses, damages, fines, penalties, charges, fees, obligations, debts, disbursements, costs and expenses of any kind or nature whatsoever

ATLANTA 5481238.10

including, without limitation, amounts paid in settlement, punitive damages, foreseeable damages of whatever kind or nature, including litigation costs and reasonable attorneys’ fees and expenses, and reasonable attorneys’ fees and expenses imposed upon, incurred by, or asserted against any Indemnified Party or by the Underwriter Group, as applicable, in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any such Indemnified Party or any member of the Underwriter Group, as applicable, shall be designated a party thereto.
“Licenses” shall have the meaning set forth in Section 4.1.25 hereof.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Operating Lessee, the Property, any portion thereof or any interest therein, whether voluntarily or involuntarily given, including, without limitation, any conditional sale or other title retention agreement, any financing lease, assignment or deposit arrangement having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances (whether or not a lien or other encumbrance is created or exists at the time of filing).
“LLC Agreement” shall have the meaning set forth in Section 8.1(c) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Agreements, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Operating Lease Subordination Agreement, each Account Control Agreement, and all other documents executed and/or delivered in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockout Period” shall have the meaning set forth in Section 2.4.2 hereof.
“Major Lease” shall mean any Lease that (i) when aggregated with all other Leases at the Property with the same tenant (or affiliated tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, is expected to cover more than 5,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as tenant, (iv) is entered into during the continuance of an Event of Default, or (v) pertains to food and beverage, fitness or parking facilities at the Property.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Operating Lessee, Guarantor, or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower, Operating Lessee, and/or Guarantor to perform its obligations under the Security Instrument or the other Loan Documents.
“Material Agreements” means (i) the Operating Lease, and (ii) each contract and agreement (other than Leases or the Approved Management Agreement or the Franchise Agreement) relating to the Property, or otherwise imposing obligations on Borrower or Operating Lessee, under which Borrower or Operating Lessee would have the obligation to pay more than $500,000 per annum and that cannot be terminated by Borrower or Operating Lessee without cause upon 60 days’ notice or less without payment of a termination fee in excess of $10,000, or that is with an Affiliate of Borrower or Operating Lessee.

ATLANTA 5481238.10

“Material Alteration” shall mean any Alteration to be performed by or on behalf of Borrower or Operating Lessee at the Property that (a) is reasonably expected to cost in excess of the Alteration Threshold, (b) is reasonably expected to permit (or is reasonably likely to induce) any tenant under any Major Lease to terminate its Lease or abate rent, or (c) is reasonably expected to cause the closure of 20% or more of the guest rooms at the Property for more than 10 days.
“Maturity Date” shall mean the Scheduled Maturity Date or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt evidenced by the Note and as provided for herein or the other Loan Documents, under the Laws of such state or states whose Laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” shall have the meaning set forth in Section 8.1(c) hereof.
“Merritt Hospitality FF&E Account” shall mean the “Reserve" established under, and as defined in, Section 6.2 of the Merritt Hospitality Management Agreement.
“Merritt Hospitality Management Agreement” shall mean that certain Management Agreement dated December 15, 2010 between Operating Lessee and Approved Manager, as amended by First Amendment to Management Agreement dated June 27, 2013, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.2.3 hereof.
“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 9.2.1 hereof.
“Monthly Reserve Fund Deposits” shall mean all deposits required to be made by Borrower to the Reserve Funds on a monthly basis pursuant to Article IX hereof.
“Monthly Property Tax Deposit” shall have the meaning set forth in Section 9.2.1 hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Net Operating Income” shall mean for any period the amount obtained by subtracting Operating Expenses from Operating Income.
“Net Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Net Proceeds Account” shall have the meaning set forth in Section 7.4(b)(ii) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4(b)(vi) hereof.
“Non-U.S. Entity” shall have the meaning set forth in Section 2.3.7(e) hereof.
“Note” shall mean that certain Promissory Note dated as of the date hereof in the principal amount of NINETY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS

ATLANTA 5481238.10

($92,500,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower, Operating Lessee or any Guarantor, as applicable, which is signed by a Responsible Officer of Borrower, Operating Lessee or any Guarantor or its general partner, as applicable.
“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Operating Expenses” shall mean, for any period, without duplication, all operating, renting, administrative, management and legal and other ordinary expenses of Borrower, the Property, without duplication, Operating Lessee (or approved Manager for the account of Borrower of Operating Lessee) during such period, determined in accordance with GAAP and the Uniform System of Accounts, plus a deemed expenditure in respect of FF&E in an amount equal to five percent (5%) of Operating Income during such period; provided, however, that such expenses do not include (i) depreciation, amortization or other non-cash items (other than expenses that are due and payable but not yet paid), (ii) Debt Service and Monthly Reserve Deposits, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, (v) equity distributions, or (vi) extraordinary or non-recurring expenses (including expenses incurred with the negotiation and consummation of the Loan). Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during a subsequent period.
“Operating Income” shall mean, for any period, all operating revenues from the Property during such period, determined in accordance with GAAP and the Uniform System of Accounts, other than (i) Insurance Proceeds (other than business interruption or other loss of income insurance); (ii) Awards; (iii) unforfeited security deposits; (iv) any revenue attributable to a Lease if the tenant thereunder is the subject of a bankruptcy or similar insolvency proceeding (unless such tenant has assumed such Lease in bankruptcy), (v) any interest income from any source, (vi) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (vii) any proceeds resulting from the Transfer of all or any portion of the Collateral, (viii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower, Operating Lessee or Approved Manager to any Governmental Authority, (ix) utility and similar deposits; (x) any disbursements to Borrower from the Reserve Funds or the Excess Cash Reserve Funds; and (xi) any other extraordinary or non-recurring items.
“Operating Lease” shall mean that certain Lease Agreement dated as of December 15, 2010 between Borrower, as lessor, and Operating Lessee, as lessee.
“Operating Lease Subordination Agreement” shall mean that certain Operating Lease Subordination Agreement of even date herewith executed by Operating Lessee and Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Operating Lessee” shall mean CHSP TRS Newton, LLC, a Delaware limited liability company.

ATLANTA 5481238.10

"Operating Lessee Security Instrument" shall mean that certain Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Operating Lessee in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Operating Lessee Parent” shall mean, collectively, (i) CHSP TRS LLC, and (ii) Chesapeake Lodging L.P., (iii) in the event that CHSP TRS LLC owns less than fifty percent (50%) of the equity interests in Operating Lessee, such other Person that owns, directly or indirectly, more than forty-nine percent (49%) of the equity interests in Operating Lessee, and (iv) in the event that Chesapeake Lodging L.P. owns less than fifty percent (50%) of the equity interests in CHSP TRS LLC, such other Person that owns, directly or indirectly, more than forty-nine percent (49%) of the equity interests in CHSP TRS LLC.
“Other Charges” shall mean all maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and License fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property.
“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax, excluding connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or the Loan Documents.
“Other Obligations” shall have the meaning set forth in Section 2.02 of the Borrower Security Instrument.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made (i) pursuant to any Loan Document; (ii) from the execution, delivery, performance, enforcement or registration of, any Loan Document; or (iii) from the receipt or perfection of a security interest or otherwise with respect to any Loan Document.
“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, the immediately following Business Day.
“Permitted Encumbrances” shall mean: (i) the Liens created by the Loan Documents; (ii) all Liens and other matters specifically disclosed on Schedule B of the Title Insurance Policy; (iii) Liens, if any, for Taxes not yet delinquent; (iv) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Title Insurance Policy within 30 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 150% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien; (v) rights of existing and future tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement; (vi) Liens consisting of encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of the Property that (i) arise in the ordinary course of Borrower’s business and (ii) could not have a Material Adverse Effect; (vii) Permitted Equipment Leases, (viii) any Leases existing or entered into in accordance with the terms hereof and rights to the Property granted to hotel guests in the ordinary course of business and (ix) agreements for catering, business and special events or functions at the Property.

ATLANTA 5481238.10

“Permitted Equipment Leases” shall mean financing leases and purchase money debt in connection with the financing or purchase of equipment and other personal property used on the Property, the removal of which would not materially damage any of the improvements thereon or materially impair the value of such improvements, in each case incurred in the ordinary course of operating the Property and not evidenced by a note or secured by property other than the item of equipment or personal property so financed.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(b)    Federal Housing Administration debentures;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the

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investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(e)    fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(f)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(g)    commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(h)    units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and

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(i)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender and, in the event that the Loan or any interest therein is included in a Securitization, by Rating Agency Confirmation;
provided, however, that no obligation or security shall be a Permitted Investment if (i) such obligation or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
“Permitted Transfer” shall mean each of the following:
(a)    the following Transfers (excluding pledges) provided that (i) no Event of Default shall then exist; (ii) no such Transfer shall result in a Prohibited Change of Control; (iii) Borrower shall give Lender evidence satisfactory to Lender that (after giving effect to any such Transfer) the representations and warranties set forth in Section 4.1.12 hereof shall continue to be true, correct and complete; and (iv) Borrower shall give Lender notice of such Transfer not less than twenty (20) Business Days prior to the contemplated effective date of such Transfer (except in the case of Transfers of limited partnership interest in Guarantor and Transfers of interests in Chesapeake Lodging Trust):
(i)    one or a series of Transfers (excluding pledges), of up to forty-nine percent (49%) (in the aggregate) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party, and
(ii)    any involuntary Transfer caused by the death or legal incapacity of a holder of direct or indirect ownership interests in a Restricted Party so long as (x) Borrower is reconstituted, if required, following any such death or legal incapacity and (y) either (i) those persons responsible for the management of the Borrower and the Property remain unchanged as a result of such death or legal incapacity or (ii) the person(s) to become responsible for management of the Borrower and the Property are approved by Lender and (z) upon the death or legal incapacity of any Guarantor the conditions set forth in Section 6.6 hereof have been satisfied within sixty (60) days after the death or legal incapacity of any such Guarantor;
(b)    Permitted Encumbrances;
(c)    All Leases permitted pursuant to Section 5.17 hereof;
(d)    A Transfer of the Property and assumption of the Loan pursuant to Section 6.2 hereof;
(e)    Notwithstanding the foregoing, so long as CHSP San Francisco LLC is the Borrower, the following shall be permitted: (i) pledges of indirect interests in Borrower; (ii) any pledge of direct or indirect equity interests in Chesapeake Lodging Trust; and (iii) the issuance of direct or indirect preferred equity interests in Chesapeake Lodging Trust, in each case so long as payment of any loan or distribution related to such pledge is not tied or otherwise underwritten specifically to the cash flow of the Property;
(f)    Notwithstanding the foregoing, so long as CHSP San Francisco LLC is the Borrower, transfers, but not pledges, of direct or indirect interests in Borrower shall be permitted provided in each case that the following conditions are satisfied:

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(i)    no Event of Default or monetary Default shall be continuing at the time of such Transfer;
(ii)    no Prohibited Change of Control shall occur as a result thereof;
(iii)    if any subsequent Transfer results in Borrower ceasing to be Controlled by Guarantor (and in connection with each subsequent Transfer that again changes the identity of the Qualified Equityholder that Controls Borrower, Borrower shall have paid to Lender a transfer fee in an amount equal to one percent (1.0%) of the outstanding principal balance of the Loan at the time of such Transfer;
(iv)    Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicers and reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with any such Transfer; and
(v)    Lender shall have received 20 days advance written notice of such Transfer and Borrower shall have given Lender evidence satisfactory to Lender that (after giving effect to any such transfer) the representations and warranties set forth in Section 4.1.12 hereof shall continue to be true, correct and complete.
(g)    Notwithstanding the foregoing, (i) the issuance of additional shares or other interests or the transfer of existing shares or other interests in Chesapeake Lodging Trust (or any Qualified Equityholder), or the issuance or transfer of any interests in any owner of the shares or other interests in Chesapeake Lodging Trust (or any Qualified Equityholder) shall be permitted at all times and shall not require the consent of Lender, and (ii) the issuance of additional partnership interests or the transfer of partnership interests in Guarantor shall be permitted at all times and shall not require the consent of Lender so long as (x) the same does not result in a Prohibited Change of Control and (y) at least one class of shares of Chesapeake Lodging Trust (or Qualified Equityholder) are traded on a national securities exchange.
Notwithstanding the foregoing, no Transfer shall be a Permitted Transfer unless such Transfer is permitted pursuant to the Franchise Agreement and shall not trigger any right of refusal, option to purchase or default thereunder, and, if the Loan or any interest therein is included in a Securitization, no transfer of any direct or indirect ownership interests in Borrower or Operating Lessee may be made such that the transferee owns, in the aggregate with the ownership interests in Borrower or Operating Lessee of transferee’s Affiliates, more than a forty-nine percent (49%) interest in Borrower or Operating Lessee unless such transfer is conditioned upon the delivery of an Insolvency Opinion acceptable to Lender and any applicable Rating Agency.
“Person” shall mean any individual, corporation, partnership (whether general or limited), joint venture, limited liability company, limited liability partnership, estate, trust, joint stock company, unincorporated association, any federal, state, county or municipal government or political subdivision or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity.
“Personal Property” shall have the meaning set forth in the Granting Clause of the Security Instrument.
“Plan” shall have the meaning set forth in Section 4.1.10(a) hereof.
“Plan Assets” shall have the meaning set forth in Section 4.1.10(a) hereof.

ATLANTA 5481238.10

“PNC Bank” shall mean PNC Bank, National Association, a national banking association.
“Policies” shall have the meaning specified in Section 7.1(b) hereof.
“Prepayment Consideration” shall have the meaning set forth in Section 2.4.2 hereof.
“Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.
“Prohibited Change of Control” shall mean the occurrence of either or both of the following: (i) the failure of Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of Operating Lessee or any SPE Constituent Entity to be Controlled by the same Qualified Equityholder(s) that Control Borrower.
“Prohibited Governmental Transactions” shall have the meaning set forth in Section 4.1.10(b) hereof.
“Prohibited Transaction” shall have the meaning set forth in Section 4.1.10(a) hereof.
“Prohibited Transfer” shall have the meaning set forth in Section 6.7 hereof.
“Property” shall mean the parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and Operating Lessee and encumbered by this Agreement, the Security Instrument, and any part or portion thereof, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Security Instrument and referred to therein as the “Property”.
“Property Condition Report” shall mean that certain Property Condition Report issued by Advantage Environmental Consultants LLC dated June 13, 2013, or any new or updated report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.
“Property Document” shall mean, individually or collectively (as the context may require), any REA and the easements described as Parcel B and Parcel D of the Property (as set forth on Exhibit A to each Security Instrument).
“Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, right of first offer, purchase option, or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.
“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property.
“Property Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.2.1 hereof.
“Property Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 9.2.1 hereof.

ATLANTA 5481238.10

“Provided Information” shall have the meaning set forth in Section 11.1 hereof.
“Qualified Equityholder” shall mean (i) Guarantor, (ii) any entity approved by Lender or with respect to which, if the Loan or an interest therein is included in a Securitization, a Rating Agency Confirmation is received, or (iii) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or institution substantially similar to the foregoing, provided, in each cash, that such institution has total assets (in name or under management) in excess of $650,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $250,000,000.00, in each case excluding the Property, and is regularly engaged in the business of owning and operating properties similar to the Property in major metropolitan areas. Any prior dealings between any Qualified Equityholder and its Affiliates and Lender shall have been conducted in a satisfactory manner, as reasonably determined by Lender.
“Qualified Insurer” shall mean an insurance company that satisfies the requirements of Section 7.1(b) hereof.
“Rating Agencies” shall mean (i) prior to the inclusion of the Loan or any interest therein in a Securitization, each of Moody’s and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) which has been designated by Lender, and (ii) if the Loan or any interest therein is included or is anticipated to be included in a Securitization, each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) to the extent any of the foregoing have been engaged by Lender or its designee in connection with, or in anticipation of, any Securitization.
“Rating Agency Condition” shall be deemed to be satisfied if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any applicable pooling and servicing agreement(s) relating to the Loan.
“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and/or the servicing standard under any applicable pooling and servicing agreement(s) relating to the Loan, and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“REA” shall mean any reciprocal easement agreement or similar agreement now or hereafter benefiting or burdening the Property.
“Real Property Value to Loan Ratio” shall mean the ratio (expressed as a percentage), in which (A) the numerator is the fair market value of the interests in real property which secure the Loan, and (B) the denominator is the adjusted issue price of the Loan. For purposes of this definition, (i) “interests

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in real property” and “real property” shall have the meanings assigned to such terms by 26 C.F.R. §§ 1.856-3(c) and (d), and (ii) “adjusted issue price” shall have the meaning assigned to such term by 26 C.F.R. § 1.1275-1(b). For purposes of this definition, the fair market value of the interests in real property which secure the Loan shall be determined by Lender, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust under the Code and, to the extent permitted to a REMIC Trust under the Code, the fair market value of the interests in real property for purposes of Section 7.4(d) hereof may take into account any planned Restoration.
“Registrar” shall have the meaning set forth in Section 11.5 hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended, modified or replaced.
“Release” shall have the meaning set forth in Section 2(f) of the Environmental Indemnity.
“REMIC Opinion” shall mean an opinion of counsel in form and substance satisfactory to Lender and to the Rating Agencies, stating that the transaction which requires such opinion to be delivered will not (1) cause any REMIC Trust formed pursuant to a Securitization to fail to maintain its status as a REMIC Trust, or (2) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.1001-3(b), or (3) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds all or any portion of the Note.
“Rent Roll” shall mean a written statement from Operating Lessee, in form and substance satisfactory to Lender, detailing the names of all tenants of the Property, the portion of Property occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, the beginning date and expiration date of each Lease, whether any tenant is in default under its Lease (and detailing the nature of such default), and any other information as is reasonably required by Lender. Occupancy agreements with hotel guests are not to be included as part of any Rent Roll.
“Rents” shall have the meaning set forth in the Security Instrument.
“Reportable Compliance Event” shall mean that any Covered Entity (a) becomes a Sanctioned Person, or (b) is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (c) self discovers any facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law, the effect of which may (i) result in any Covered Entity becoming a Sanctioned Person, (ii) require disclosure of such facts and circumstances to any Compliance Authority, or (iii) result in any liability or loss to Lender.
“Required Disbursement Amounts” shall mean, for any given Disbursement Date, the amounts required to be disbursed under Section 3.3(a) through Section 3.3(f) hereof.
“Reserve Accounts” shall mean the Property Tax and Insurance Escrow Account, the FF&E Reserve Account, or any other escrow or reserve Account established pursuant to Article IX hereof.
“Reserve Funds” shall mean the Property Tax and Insurance Escrow Fund, the FF&E Reserve Fund, or any other escrow or reserve fund established pursuant to Article IX hereof.

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“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or such other authorized representative of such Person.
“Restoration” shall have the meaning set forth in Section 7.2 hereof.
“Restoration Threshold” shall mean $7,700,000.00.
“Restoration Period” shall have the meaning set forth in Section 9.3.2 hereof.
“Restricted Party” shall mean collectively, (a) Borrower, Operating Lessee, SPE Component Entity, any Guarantor, and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, or any other direct or indirect legal or beneficial owner of any of the foregoing.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“Sale or Pledge” shall mean a voluntary or involuntary (including, but not limited to, any levy, seizure or attachment) sale, conveyance, assignment, alienation, mortgage, hypothecation, encumbrance, grant of a Lien on, a security interest or option in, pledge, repurchase, reverse repurchase or other transfer or disposal of a legal or beneficial interest (directly or indirectly, whether by operation of Law or otherwise, and whether or not for consideration or of record).
“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of the U.S. Treasury Department/Office of Foreign Assets Control and U.S. Treasury Department/Financial Crimes Enforcement, or otherwise subject to, or specially designated under, any sanctions program maintained by the U.S. Treasury Department/Office of Foreign Assets Control and U.S. Treasury Department/Financial Crimes Enforcement.
“Scheduled Maturity Date” shall have the meaning set forth in Section 2.4.2 hereof.
“Secondary Market Transactions” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2 hereof.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Instrument” shall mean, collectively, the Borrower Security Instrument and the Operating Lessee Security Instrument.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Servicing Fee” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.

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“Smith Travel Reports” shall mean a “STAR Program Report” with respect to the Property prepared by Smith Travel Research, Inc.
“Special Member” shall have the meaning set forth in Section 8.1(c) hereof.
“SPE Component Entity” shall have the meaning set forth in Section 8.1(b) hereof.
“State” shall mean the State or Commonwealth in which the Land is located.
“Successor Borrower” shall mean a Single Purpose Entity that is Controlled by one or more Qualified Equityholders.
“Successor Borrower Parent” shall mean, (i) Chesapeake Lodging L.P., and (ii) in the event that Chesapeake Lodging L.P. owns less than fifty percent (50%) of the equity interests in such Successor Borrower, such other Person that owns, directly or indirectly, more than forty-nine percent (49%) of the equity interests in such Successor Borrower.
“Successor Operating Lessee” shall mean a Single Purpose Entity that is Controlled by the same Qualified Equityholders that Control Successor Borrower and is a successor to Operating Lessee under the Operating Lease.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Title Insurance Policy” shall mean any ALTA mortgagee title insurance policy in form and substance satisfactory to Lender (or, if the State does not permit the issuance of such ALTA policy, such form as shall be permitted in the State and satisfactory to Lender) issued on or after the date hereof by a title insurance company satisfactory to Lender with respect to the Property and insuring the Lien of the Borrower Security Instrument, with endorsements thereto as to such matters as Lender may designate.
“Trade Payables” shall mean unsecured amounts payable by or on behalf of Borrower or Operating Lessee for on in respect of the operation of the Property in the ordinary course of business and that under GAAP and the Uniform System of Accounts be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property, Borrower, or Operating Lessee and the capitalized amount of any ordinary course financing leases.
“Transfer” shall mean any Sale or Pledge of the Property or of any legal or beneficial interest therein, any Sale or Pledge of an interest in any Restricted Party, or the removal or the resignation of the Approved Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.20 hereof. Without limiting the generality of the foregoing, a Transfer is deemed to include: (a) an installment sales agreement wherein Borrower agrees to sell the Property for a price to be paid in installments; (b) an agreement by Borrower or Operating Lessee leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder; (c) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents or any Property Document; (d) if a Restricted Party is a corporation,

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any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (e) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (f) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (g) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; and (h) any action for partition of the Property or any similar action instituted or prosecuted by or on behalf of Borrower, pursuant to any contractual agreement or other instrument or under applicable Law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event.
“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) Lender shall notify Borrower of the amount and the basis of determination of the required Prepayment Consideration.
“Triggering Event” shall mean the earliest to occur of: (a) an Event of Default, or (b) the date on which the Debt Service Coverage Ratio for the immediately preceding calendar quarter is less than 1.30 to 1.00.
“Triggering Event Period” shall mean each period commencing upon the date on which a Triggering Event occurs and ending on the earlier to occur of (a) the Payment Date following the date on which a Triggering Event Termination occurs, or (b) the date upon which the Debt has been paid and satisfied in full and the Other Obligations have been performed.
“Triggering Event Termination” shall mean, with respect to any Triggering Event Period, the earliest to occur of: (a) if such Triggering Event was triggered by an Event of Default, Borrower’s cure of such Event of Default and Lender’s acceptance of such cure, (b) if such Triggering Event was triggered by a Debt Service Coverage Ratio calculation, the occurrence of the Debt Service Coverage Ratio being at least 1.30 to 1.00 for one (1) calendar quarter; provided, however, that any such Triggering Event Termination shall be subject to the condition that no Event of Default shall have occurred and be continuing.
“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

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“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of California (provided, however, with respect to the Account Collateral, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania).
“Underwriter Group” shall mean any and all of the following Persons: (i) Lender (and for purposes of this definition, Lender shall include its officers and directors), (ii) the Affiliate of PNC Bank that has filed any registration statement relating to any Securitization, if applicable, each of its directors, each of its officers who have signed any such registration statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) PNC Capital Markets LLC, a Pennsylvania limited liability company, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act and (iv) PNC Bank, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.
“Uniform System of Accounts” shall mean the “Uniform System of Accounts for the Lodging Industry” (tenth edition) published by The Financial Management Committee of the American Hotel and Lodging Association.
“Yield Maintenance Premium” shall mean an amount equal to (a) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at a rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually, less (b) the principal portion of the Loan prepaid.
“Zoning Regulations” shall have the meaning set forth in Section 4.1.11 hereof.
Section 1.2    Principles of Construction.
All references to sections and exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II.    GENERAL TERMS
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Agreement, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and no amount borrowed and repaid hereunder in respect of the Loan may be reborrowed.
2.1.3    The Note, Security Instrument and Other Loan Documents. The Loan shall be evidenced by the Note and the other Loan Documents, and secured by the Security Instrument.

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2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) to repay and discharge any existing loans relating to the Property if applicable, (b) pay all past due Basic Carrying Costs, if any, in respect of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender and (f) retain the balance, if any or distribute all or a portion of such balance to its equityholders.
Section 2.2    Interest Rate and Payments.
2.2.1    Interest Generally; Usury.
(a)    Except as herein provided with respect to interest accruing at the Default Rate, interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Applicable Interest Rate until repaid in accordance with the terms and conditions hereof.
(b)    This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.2    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Payment Date shall be the Interest Accrual Period immediately prior to such Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either (i) a thirty (30) day month and a three hundred sixty (360) day year or (ii) the actual number of days in a month and a three hundred and sixty five (365) day year were used to compute the accrual of interest on the Loan.
2.2.3    Payments Before Maturity Date; Monthly Debt Service Payment Amount. Borrower shall pay to Lender (a) unless the Closing Date occurs on the first (1st) day of a calendar month, on the Closing Date, an amount equal to interest only at the Applicable Interest Rate on the outstanding principal balance of the Loan from the Closing Date up to and including July 31, 2013, calculated by multiplying (i) the actual number of days elapsed during such period by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan on the Closing Date and (b) on the Payment Date occurring in September, 2013 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to $463,076.80 (the “Monthly Debt Service Payment Amount”), which Monthly Debt Service Payment Amount consists of principal and interest at the Applicable Interest Rate on the outstanding principal balance during each Interest Accrual Period, based

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upon a twenty-five (25) year amortization schedule computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months.
2.2.4    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Debt, including but not limited to, the outstanding principal balance of the Loan, all accrued and unpaid interest thereon through the end of the Interest Accrual Period immediately prior to the Maturity Date and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
2.2.5    Payments After Default. Upon the occurrence of an Event of Default (including, without limitation, failure to repay the Debt on the Maturity Date), interest on the outstanding principal balance of the Loan and, to the extent permitted by Law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, calculated from the date such payment was due after giving effect to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earliest to occur (x) the waiver by Lender of such Event of Default, (y) actual receipt by Lender of any amount then due and payable (in the event Lender has not accelerated the Loan prior to such receipt) and (z) actual receipt and collection of the Debt in full. To the extent permitted by applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. Anything herein to the contrary notwithstanding, all interest accrued at the Default Rate shall be immediately due and payable upon demand by Lender.
2.2.6    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the balloon payment due on the Maturity Date) is not paid by Borrower on or before the fifth (5th) day after the date the same is due and payable, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable Law.
2.2.7    Release on Payment in Full. Lender shall, upon the written request and at the sole cost and expense of Borrower, after payment in full of the Debt release the Lien of the Security Instrument and the other Loan Documents on the Property.
Section 2.3    Manner of Making Payments.
2.3.1    Making of Payments. Each payment by Borrower hereunder or under the Note or any of the other Loan Documents shall be made in funds immediately available to Lender by 2:00 p.m., central time, on the date such payment is due, to Lender at PNC Bank, c/o Midland Loan Services, c/o Bank of Oklahoma, Lockbox No. 2585, 6242 East 41st Street, Tulsa, OK 74135. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day following such scheduled due date. For purposes of determining whether an Event of Default has occurred or a Late Payment Charge is payable, Section 3.7 hereof shall apply.
2.3.2    Credit for Payment Receipt. No payment due under the Note, this Agreement or any of the other Loan Documents shall be deemed paid to Lender until received by Lender at its designated office on a Business Day prior to 2:00 p.m., central time. Any payment received after the time

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established by the preceding sentence shall be deemed to have been paid on the immediately succeeding Business Day. Each payment that is paid to Lender within ten (10) days prior to the date on which such payment is due, and prior to its scheduled Payment Date, shall not be deemed a prepayment and shall be deemed to have been received on the Payment Date solely for the purpose of calculating interest due.
2.3.3    Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction to be a voidable preference or fraudulent conveyance under any Creditors Rights Laws, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.
2.3.4    No Deductions, etc. All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense, claim or counterclaims.
2.3.5    Application of Payments. Provided no Event of Default has occurred, payments of principal and interest due from Borrower shall be applied (a) first, to the payment or reimbursement of any expenses (including but not limited to late charges), costs or obligations (other than the principal and interest) for which Borrower shall be obligated or Lender entitled pursuant to the provisions of the Loan Documents, (b) second, to the payment of accrued but unpaid interest, (c) third, to the payment of unpaid Reserve Funds required pursuant to the provisions of the Loan Documents, and (d) fourth, to the payment of principal then outstanding. If at any time Lender receives less than the full amount due and payable on a Payment Date or upon the occurrence of an Event of Default, Lender may apply all payments received to amounts then due and payable in any manner and in any order determined by Lender, in its sole discretion. Lender’s acceptance of a payment from Borrower in an amount that is less than the full amount then due and Lender’s application of such payments to amounts then due from Borrower shall not constitute or be deemed to constitute a waiver of the unpaid amounts or an accord and satisfaction.
2.3.6    Increased Costs. If, as a result of any Change in Law, any reserve, special deposit, condition, expense, tax (other than taxes the indemnification of which is already excluded or provided for pursuant to the terms hereof), allocation of capital or similar requirement relating to any extensions of credit, commitments or other assets of, or any deposits with, Lender or its holding company is imposed, modified or deemed applicable and the result is to increase the cost to Lender or its holding company of making or holding the Loan, or to reduce the amount receivable by Lender or its holding company hereunder in respect of any portion of the Loan, then from time to time Borrower will pay to Lender or its holding company upon request such additional amount or amounts as will compensate Lender and/or its holding company for such increases in cost and/or reductions in amounts receivable. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, as a consequence of this Agreement or the Loan, to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender or its holding company upon request such additional amount or amounts as will compensate Lender and/or its holding company for any such reduction suffered. Notwithstanding any other provision contained in this Section 2.3.6, Borrower shall not have any obligation to compensate Lender for any increased cost under this Section 2.3.6 to the extent such increased cost arises from the gross negligence or willful misconduct of Lender.

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2.3.7    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower or Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined by Borrower or Guarantor) requires the deduction or withholding of any Tax from any such payment by Borrower or Guarantor, then Borrower or Guarantor shall be entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower or Guarantor is increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3.7) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. Borrower shall pay any Other Taxes to the relevant Official Body in accordance with applicable Law, or at Lender’s option, timely reimburse Lender for the payment of any such Other Taxes.
(c)    Indemnification. Borrower shall indemnify Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes, including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.3.7, payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable related expenses, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to Borrower by Lender is conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower or Guarantor to an Official Body pursuant to this Section 2.3.7, Borrower or Guarantor shall deliver to Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)    Status of Lender. In the event that any successor and/or assign of Lender is not incorporated under the Laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, Law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity

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advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(f)    Treatment of Certain Refunds. If any party determines that it has received a refund of any Taxes to which it has been indemnified pursuant to this Section 2.3.7, such party must pay to the indemnifying party an amount equal to such refund (including any interest paid by an Official Body) in an amount not to exceed the extent of any indemnity payments made under this Section 2.3.7 with respect to such Taxes, net of all out-of-pocket expenses of such indemnified party (including Taxes) and without interest; and in the event the indemnified party is thereafter required to return such refund to the Official Body, then upon the request of the indemnified party the indemnifying party must repay to the indemnified party the amount paid over pursuant to this Section 2.3.7, plus any penalties, interest or other charges imposed by the relevant Official Body. Notwithstanding anything to the contrary in this Section 2.3.7, in no event will Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.3.7(f), if such payment would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.3.7 will not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party's obligations under this Section 2.3.7 survive the repayment, satisfaction or discharge of the Debt.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments. Except as set forth in this Section 2.4, Borrower shall not have the right to prepay all or any portion of the Debt. After the Lockout Period, Borrower may prepay the Debt in whole, but not in part, on any Payment Date, provided the following conditions are satisfied: (a) Borrower shall give written notice to Lender specifying the Payment Date on which a prepayment is to be made (the date of any prepayment hereunder, whether pursuant to such notice or not, and whether voluntary or involuntary, being herein referred to as the “Prepayment Date”) at least fifteen (15) days prior to the Prepayment Date; and (b) the applicable Prepayment Consideration, if any, is paid by Borrower to Lender with such prepayment of the entire Debt in full. Additionally, any such prepayment not actually received by Lender before 2:00 p.m., central time, on the fifth (5th) day of the month must also include the interest which would have accrued on the amount of such prepayment during the entire Interest Accrual Period in which the prepayment is made. A prepayment notice may be revoked by Borrower in a writing delivered to Lender at any time prior to the proposed Prepayment Date; provided that, in the event of any revocation of a prepayment notice, Borrower shall be obligated to reimburse Lender for all of its costs and expenses (including reasonable legal fees and costs) incurred by Lender in connection with the anticipated prepayment within ten (10) days of Lender’s request.
2.4.2    Prepayment Consideration. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the applicable Prepayment Consideration, if any. The “Prepayment Consideration” shall be calculated by Lender as follows:

From the Closing Date through July 31, 2016 (the “Lockout Period”):	Not applicable; No prepayment permitted.
August 1, 2016 through April 30, 2020:	The greater of (i) one percent (1.0%) of the outstanding principal balance of the Loan on a Prepayment Date; or (ii) the Yield Maintenance Premium.

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May 1, 2020 through August 1, 2020 (the “Scheduled Maturity Date”):	No Prepayment Consideration (i.e., $0.00).
Prepayment After an Event of Default:	The Prepayment Consideration set forth in Section 2.4.4 hereof.

Borrower acknowledges that the Prepayment Consideration is a bargained for consideration and is not a penalty. Borrower recognizes that Lender would incur substantial additional costs and expenses in the event of a prepayment of the Debt and that the Prepayment Consideration compensates Lender for such costs and expenses (including without limitation, the loss of Lender’s investment opportunity during the period from the Prepayment Date until the Maturity Date). Borrower agrees that Lender shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any treasury obligation or in any other manner whatsoever.
2.4.3    Mandatory Prepayments. If Borrower receives any Net Proceeds and if Lender is not obligated to make, and does not make, such Net Proceeds available to Borrower for the Restoration of the Property pursuant to the terms of this Agreement, then Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Proceeds. No Prepayment Consideration shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan; provided, however, if an Event of Default has occurred and is then continuing, Lender may apply such Net Proceeds to the Debt in any order or priority in its sole discretion. Any prepayment received by Lender pursuant to this Section 2.4.3 on a date other than a Payment Date shall be held by Lender as Collateral for the Debt in an interest bearing Eligible Account at an Eligible Institution, with such interest accruing for the benefit of Borrower, and shall be applied by Lender on the next Payment Date, with any interest on such funds paid to Borrower on such Payment Date provided no Event of Default then exists.
2.4.4    Prepayments After Event of Default. If, following the occurrence of any Event of Default during the Lockout Period, Borrower shall tender payment of an amount sufficient to satisfy the Debt, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Lender, with respect to the amount tendered, Prepayment Consideration equal to the greater of (a) three percent (3.0%) of the outstanding principal balance of the Loan on the date of such tendered prepayment and (b) the Yield Maintenance Premium (provided that all references to the “Prepayment Date” contained in the definition of Yield Maintenance Premium shall mean the date of said tendered prepayment) which Prepayment Consideration shall be immediately due and payable. Lender shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration due in connection therewith.
III.    CASH MANAGEMENT
Section 3.1    Cash Management Account.
3.1.1    Establishment of Cash Management Account. Lender shall, simultaneously herewith, establish an Account (the “Cash Management Account”) with the Cash Management Bank (which may include one or more book-entry sub-accounts as deemed necessary by Lender). The Cash Management Account shall be in the name of Lender, as secured party for Borrower. The Cash Management Account shall be subject to the additional terms and conditions set forth in Article 12 hereof.

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3.1.2    Deposits to Cash Management Account. Upon the occurrence of a Triggering Event and during the continuance of a Triggering Event Period, Operating Lessee shall cause any and all amounts required to be paid or remitted by the Approved Property Manager to Borrower or Operating Lessee (including the amounts due pursuant to Section 6.1 of the Merritt Hospitality Management Agreement), to be remitted directly into the Cash Management Account, and in the event any such amounts are paid directly to Borrower or Operating Lessee, Borrower or Operating Lessee, as applicable, shall cause such amounts to be deposited into the Cash Management Account within three (3) Business Days of receipt thereof. Upon the occurrence of a Triggering Event, Operating Lessee shall send a notice to Approved Manager, substantially in the form of Exhibit A, directing Approved Manager to pay such amounts directly to the Cash Management Account via wire transfer during the continuance of any Triggering Event Period. Borrower and Operating Lessee warrant and covenant that they shall not rescind, withdraw or change any notices or instructions required to be sent pursuant to this Section 3.1.2 without Lender’s prior written consent unless any Triggering Event Period has terminated in accordance with the terms of this Agreement. Upon the termination of a Triggering Event Period in accordance with the terms of this Agreement, Lender agrees to join in any notice to the Approved Manager rescinding or withdrawing any such notice or instructions.
3.1.3    Approved Operating Account.
(a)    All credit card receivables, all cash Rent and other money received by Borrower, Operating Lessee or the Approved Manager shall be deposited into the "Depository Account" of the Approved Operating Account and there shall be no other account maintained by Borrower, Approved Manager or any other Person into which any such funds are initially deposited.
(b)    All costs and expenses incurred in connection with the operation of the Property shall be paid solely from the "Controlled Disbursement Account" of the Approved Operating Account or the Approved FF&E Account (or, to the extent permitted or required herein, the Cash Management Account), and no other account. Borrower shall not permit the amounts contained in the Approved Operating Account, the Approved FF&E Account or any other account owned by Borrower or Operating Lessee to be commingled with the funds of any other Person. Subject and pursuant to the Approved Management Agreement and Assignment of Management Agreement, the Approved Manager shall be permitted to pay all costs and expenses incurred in connection with the operation of the Property and all other amounts required or permitted to be paid by the Approved Manager in the performance of its duties and obligations with respect to the Property out of the Approved Operating Account or the Approved FF&E Account.
Section 3.2    Accounts Generally. The Cash Management Account shall be subject to the additional terms and conditions set forth in Article 12 hereof.
Section 3.3    Monthly Disbursements from the Cash Management Account. To the extent any funds have been deposited into the Cash Management Account pursuant to Section 3.1.2 hereof, and provided no Event of Default is then continuing (and, if and to the extent Lender so elects in its sole and absolute discretion, during the continuance of any Event of Default until the Loan is accelerated), Lender shall withdraw all funds on deposit in the Cash Management Account on the Disbursement Date. Lender shall disburse such funds in the following order of priority, to the extent such items have not been paid by Borrower or Operating Lessee:
(a)    First, to Cash Management Bank, for the payment of fees and expenses incurred in connection with this Agreement and the Cash Management Account;

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(b)    Next, to Lender, funds sufficient to pay the Monthly Property Tax Deposit;
(c)    Next, to Lender, funds sufficient to pay the Monthly Insurance Premium Deposit if any such deposit is required by the terms of this Agreement;
(d)    Next, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount;
(e)    Next, to Lender, funds sufficient to pay late payment charges and any other amounts then due under the Loan Documents including, without limitation, any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in the enforcement of Lender’s rights under the Loan Documents, if any;
(f)    Next, to Lender, funds sufficient to pay the FF&E Reserve Monthly Deposit if any such deposit is required by the terms of this Agreement;
(g)    Next, to Operating Lessee, funds sufficient to pay all Operating Expenses due pursuant to an Annual Budget, or Approved Annual Budget, as applicable, for such calendar month, provided that if actual Operating Expenses incurred by Operating Lessee for the prior month are less than the Operating Expenses set forth in the Annual Budget, or Approved Annual Budget, as applicable, for such prior month, then the amount to be disbursed pursuant to this clause for the following month shall be reduced by such amount;
(h)    Next, to Operating Lessee, funds sufficient to pay for Extraordinary Expenses approved by Lender in its sole discretion, if any;
(i)    Next, to Servicer, for the payment of the Servicing Fee; and
(j)    Next, all amounts remaining in the Cash Management Account after deposits pursuant to clauses (a) through (i) above for the current month and all prior months to Lender, for deposit into the Excess Cash Reserve Account.
Notwithstanding the foregoing or any other provision of this Agreement or of the other Loan Documents, during the continuance of an Event of Default, Lender reserves the right, exercisable at its sole option, to apply sums on deposit in or deposited into the Cash Management Account (and any sub-account established thereunder) to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Excess Cash Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
Section 3.4    Deposit and Disbursement of Funds Allocated for Payment of Monthly Reserve Fund Deposits. Provided no Event of Default is then continuing, all amounts disbursed to Lender pursuant to Section 3.3 hereof to pay Monthly Reserve Fund Deposits shall be deposited by Lender into the applicable Reserve Account established by Lender pursuant to Article IX hereof, and disbursed by Lender in accordance with the applicable provisions of Article IX hereof.
Section 3.5    Excess Cash Reserve Fund. All amounts disbursed to Lender pursuant to Section 3.3(j) hereof shall hereinafter be referred to as the “Excess Cash Reserve Fund”. The Excess Cash Reserve Fund shall be held by Lender in an Eligible Account (the “Excess Cash Reserve

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Account”) at the Cash Management Bank. The Excess Cash Reserve Fund may be (x) applied by Lender to any of the items for which any Reserve Fund was established, as reasonably determined by Lender, in the event of and to the extent of any shortfall in any such Reserve Fund, or (y) held in the Excess Cash Reserve Account as additional collateral for the Loan. If on any Payment Date no Triggering Event Period is continuing, Lender shall disburse the amount on deposit the Excess Cash Reserve Fund to the Disbursement Account.
Section 3.6    Borrower’s Obligation Not Affected. The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to pay any Monthly Debt Service Payment Amount, any Monthly Reserve Fund Deposits or any other amounts to Lender as and when the same become due pursuant to this Agreement, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
Section 3.7    Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Borrower’s obligations with respect to the Monthly Debt Service Payment Amount, the Monthly Reserve Fund Deposits, and any other escrows or reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on or before the date each such payment is required, regardless of whether any of such amounts are so applied by Lender.
IV.    REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations.
Borrower represents and warrants as of the Closing Date that:
4.1.1    Organization. Each of Borrower and Operating Lessee has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to be so qualified would not have a Material Adverse Effect. Each of Borrower and Operating Lessee possesses all rights, Licenses and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged except where the failure to possess would not have a Material Adverse Effect, and the sole business of Borrower and Operating Lessee is the ownership or lease, as applicable, management and operation of the Property and the other Collateral. Attached hereto as Exhibit B is a true and correct copy of the organizational structure chart of Borrower and Operating Lessee, which accurately shows all ownership interests, direct and indirect, in Borrower and Operating Lessee, other than interests in Chesapeake Lodging Trust and limited partnership interests in Guarantor. Neither Guarantor, nor any Person that Controls Borrower or Operating Lessee (a) is the subject of a Bankruptcy Action, (b) has a prior record of having been the subject of a Bankruptcy Action, or (c) has been convicted of a felony.
4.1.2    Proceedings. Each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Operating Lessee and constitute legal, valid and binding obligations of Borrower and Operating Lessee enforceable against Borrower and Operating Lessee in accordance with their respective terms, except as such enforcement may be limited by

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applicable Creditors Rights Laws and similar Laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Operating Lessee will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, franchise agreement, or other agreement or instrument to which Borrower or Operating Lessee is a party or by which any of their property or assets is subject, nor will such action result in any violation of the provisions of any Law except for such violations as would not have a Material Adverse Effect, and, to the Borrower’s knowledge, any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower or Operating Lessee of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4    Litigation. There is no pending, filed or, to Borrower’s knowledge, threatened, action, suit or proceeding, arbitration or governmental investigation, at law or in equity or by or before any Governmental Authority or other agency, involving Borrower, Operating Lessee, Guarantor, or the Collateral, an adverse outcome of which would reasonably be expected to have a Material Adverse Effect.
4.1.5    Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Operating Lessee, the use, value or operation of the Property, or Borrower’s or Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Operating Lessee is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which either is a party or by which Borrower, Operating Lessee or the Property is bound. Neither Borrower nor Operating Lessee has any financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it, the Property or other Collateral are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property or other Collateral as permitted pursuant to Section 8.1(a)(vii) hereof; (b) obligations under the Loan Documents and (c) obligations to be released either prior to or simultaneously with the consummation of the Loan.
4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good and valid title to the balance of the Collateral (other than the Approved Operating Account, with respect to which Operating Lessee has good and valid title), free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the Property, subject only to Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and, in the case of the personalty, to the extent such security interests can be perfected by the filing of Uniform Commercial Code financing statements. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.7    Solvency; No Bankruptcy Filing. Neither Borrower nor Operating Lessee (a) has entered into the transaction contemplated hereby or executed the Note, this Agreement or any

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other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s and Operating Lessee’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Operating Lessee’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and Operating Lessee’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and Operating Lessee’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s and Operating Lessee’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted. Neither Borrower nor Operating Lessee intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Operating Lessee and the amounts to be payable on or in respect of obligations of Borrower). The Property is not the subject of any Bankruptcy Action. No Bankruptcy Action has been filed by or against any Borrower Party in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. No Borrower Party is contemplating either the filing of any Bankruptcy Action by it or the liquidation of all or a major portion of Borrower’s or any such Borrower Party’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any Bankruptcy Action against any Borrower Party.
4.1.8    Financial Information. To Borrower’s knowledge, all financial information submitted by Borrower and Operating Lessee to Lender including but not limited to all financial statements, statements of cash flow and income and operating statements, Rent Rolls, reports, certificates and other documents submitted in connection with the Loan (including the application therefor) or in satisfaction of the terms thereof and all statements of fact made by Borrower and Operating Lessee in this Agreement or in any other Loan Document, (a) are true, complete and correct in all material respects, and (b) accurately represent the financial condition of the Property as of the date of such reports. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably expected to result in a Material Adverse Effect.
4.1.9    Full and Accurate Disclosure. No statement of fact heretofore delivered by Borrower or Operating Lessee to Lender in writing in respect of the Property or Borrower or Operating Lessee contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected (except that the foregoing representation, as it relates to any Environmental Report, Property Condition Report, Title Policy, zoning report or other third party report delivered to Lender in connection with the closing of the Loan, shall be limited to Borrower’s knowledge). There is no fact, event or circumstance presently known to Borrower or Operating Lessee that has not been disclosed to Lender that has had or could reasonably be expected to result in a Material Adverse Effect.
4.1.10    No Plan Assets.
(a)(i) Neither Borrower nor Operating Lessee is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA (a “Plan”), (ii) none of the assets of Borrower or Operating Lessee constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101 (“Plan Assets”) and (iii) neither Borrower nor Operating Lessee is engaging in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Security Instrument or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA (a “Prohibited Transaction”).

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(b)    (i) Neither Borrower nor Operating Lessee is a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”) and (ii) transactions by or with Borrower and Operating Lessee are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Prohibited Governmental Transactions”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.
4.1.11    Compliance. Except as disclosed in the Property Condition Report or the Environmental Report, to the knowledge of Borrower, Borrower, Operating Lessee and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws. To the knowledge of Borrower, the Improvements are in compliance in all material respects with all applicable Laws, building and zoning ordinances, codes, rules, covenants, and restrictions governing the occupancy, use and operation of the Property (“Zoning Regulations”). Any non-conformity with Zoning Regulations constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of the Property. In the event of Casualty or destruction, (a) the Property may be restored or repaired to the full extent necessary to maintain the use of the Improvements immediately prior to such Casualty or destruction, or (b) “Ordinance or Law Coverage” has been obtained for the Property in accordance with Section 7.1(a)(i) hereof, in amounts approved by Lender, that provides coverage for additional costs to rebuild and/or repair the Improvements to current Zoning Regulations, or (c) the inability to restore the Improvements to the full extent of the use or structure immediately prior to the Casualty or destruction would not materially and adversely affect the use, operation or value of the Property. Neither Borrower nor Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could have a Material Adverse Effect.
4.1.12    Anti-Money Laundering/International Trade Law Compliance. Borrower represents and warrants to Lender, as of the date hereof, the date of any renewal, extension or modification of the Loan, and at all times until the Debt has been indefeasibly paid in full and the Other Obligations have been performed, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; provided, however, that the foregoing representation and warranty excludes hotel guests and vendors providing goods and services to the hotel in the ordinary course of operation of the hotel, unless Borrower or Operating Lessee has actual knowledge of such party’s status as Sanctioned Person; (b) the proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Loan are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any applicable laws of the United States, including but not limited to any Anti-Terrorism Laws.
4.1.13    Reliance. The Property is not relied upon by, and does not rely upon, any building or improvement not part of the Property to fulfill any zoning, building code or other governmental or municipal requirement for structural support or the furnishing of any essential building systems or utilities, except to the extent of any valid and existing irrevocable, permanent easement agreements shown in the Title Insurance Policy.
4.1.14    No Contingent Liabilities. Neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or

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anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as expressly referred to or reflected in financial statements delivered to Lender prior to the Closing Date.
4.1.15    Condemnation. There is no Condemnation or other proceeding pending, or, to Borrower’s knowledge, threatened or planned, for the total or partial condemnation of the Property, the relocation of roadways providing access to the Property, or any permanent easements through which essential building systems or utilities are provided.
4.1.16    Federal Reserve Regulations. Borrower executed and delivered the Loan Documents and received and applied the proceeds of the Loan for its own account and not as an agent, nominee or trustee for any other party or entity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.17    Access; Utilities. The Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sanitary sewer (or well and septic), storm drainage facilities, and all required utilities, all of which are appropriate for the current use of the Property. All public utilities necessary or convenient for the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected as to serve the Property without passing over other property) or in irrevocable recorded easements servicing the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads and public utilities necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.18    Not a Foreign Person. Neither Borrower, nor Operating Lessee, nor any person or entity which Controls Borrower or Operating Lessee is a “foreign person”, “foreign corporation”, “foreign partnership”, “foreign trust”, or “foreign estate” under the provisions of Section 1445 of the Code.
4.1.19    Separate Lots. The Property is comprised of one (1) or more separate tax parcels which do not include any property which is not part of the Property. If required by Law, the Property constitutes one or more lawfully subdivided tracts of land, and all conditions related to any such subdivision have been satisfied.
4.1.20    Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor does Borrower contemplate any improvements to the Property that may result in such special or other assessments.
4.1.21    Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Operating Lessee, including the defense of usury or fraud, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower and Operating Lessee have not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

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4.1.22    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding except such assignments as will be terminated in connection with the consummation of the Loan.
4.1.23    Insurance. Borrower has obtained all Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policy, and no Person, including Borrower or Operating Lessee, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.24    Use of Property. The Property is used exclusively for purposes and other appurtenant and related uses disclosed to Lender on or prior to the Closing Date.
4.1.25    Certificate of Occupancy; Licenses. All certifications, permits, licenses, franchises, consents and other approvals, including without limitation, certificates of completion, certificates of occupancy and occupancy permits and any applicable liquor license necessary for the legal use, occupancy and operation of the Property for its intended purpose(s) (collectively, the “Licenses”), have been obtained and are in full force and effect except for such Licenses the failure to obtain of which would not result in a Material Adverse Effect. The use being made of the Property is in conformity in all material respects with the certificate of occupancy issued for the Property.
4.1.26    Flood Zone. None of the Improvements on the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if any portion of the Improvements on the Property is located in such an area, the Flood Insurance Policies required by Section 7.1(a)(vii) hereof are in full force and effect.
4.1.27    Physical Condition.
(a)    Except as disclosed in the Property Condition Report, to Borrower’s knowledge, the Property, including, without limitation, all buildings, building systems for the Improvements, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, mechanical and electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working order. Except as disclosed in the Property Condition Report, the Property is (i) free of any material damage, (ii) in good repair and condition, and (iii) to Borrower’s knowledge, free of structural defects, or any other material defects or damages (whether latent or otherwise) except as follows: (A) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Property or the security intended to be provided by the Security Instrument or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate; (B) repairs that have been completed. Neither Borrower nor Operating Lessee has received notice from any insurance company or bonding company of any structural or other defects or inadequacies in the Property which would alone, or in the aggregate, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(b)    Except as disclosed on Schedule 3 attached hereto, all Improvements have been fully completed and all costs and expenses of construction have been fully paid, and complete and final payment has been made for all construction, repairs or new Improvements made to the Property within the applicable period for filing Lien claims in the State.
4.1.28    Boundaries. Except as may be otherwise shown on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within

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the boundaries and building restriction lines of the Property. Except as may be otherwise shown on the Survey, no improvements on adjoining properties encroach upon the Property, no Improvements encroach upon any easements, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value, current use or marketability of the Property except those which are insured against by the Title Insurance Policy.
4.1.29    Leases. The Property is not subject to any Leases other than the Leases described in the Rent Roll attached hereto as Exhibit C, which Rent Roll is accurate and complete in all material respects as of the date hereof. Operating Lessee is the sole owner of the entire lessor’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The Leases are valid and enforceable and have not been altered, modified or amended in any manner since copies of same were last delivered to Lender. None of the Rents (including security deposits) have been collected for more than one (1) month in advance. All work to be performed by Operating Lessee under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Operating Lessee to any tenant have already been received by such tenant. The current Leases are in full force and effect and, to the knowledge of Borrower, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. There has been no prior Transfer of any Lease or of the Rents received therein. To the knowledge of Borrower, no tenant listed on Exhibit C has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as expressly provided under any Lease delivered to Lender prior to the Closing Date, no tenant under any Lease has any right or option for additional space in the Improvements. True and correct copies of all Leases in existence as of the Closing Date were delivered to Lender prior to the execution of this Agreement.
4.1.30    Survey. The Survey delivered to Lender in connection with this Agreement has been certified to the title company and Lender and their successors and assigns, and has been prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors effective February 23, 2011. The Survey reflects the same legal description contained in the Title Insurance Policy. To the knowledge of Borrower, the Survey does not fail to reflect any material matter affecting the Property or the title thereto.
4.1.31    No Mezzanine Loan. As of the Closing Date, no direct equity interest in Borrower is pledged to secure any Indebtedness (other than a pledge which constitutes a Permitted Transfer).
4.1.32    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

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4.1.33    Approved Management Agreement. The Approved Management Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Approved Management Agreement was entered into on commercially reasonable terms.
4.1.34    Illegal Activity. No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.
4.1.35    Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state Law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.36    Bank Holding Company. Neither Borrower nor Operating Lessee is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
4.1.37    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the Laws of the state of Delaware and its organizational identification number is 4901500.
4.1.38    Taxpayer Identification Number. Borrower’s separate United States taxpayer identification number is 27-4010510. Borrower is a disregarded entity and the taxpayer identification number for Chesapeake Lodging Trust is 27-0372343.
4.1.39    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
4.1.40    Taxes. Borrower and Operating Lessee each have filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts due (including interest and penalties) except for taxes that are not yet delinquent, and have paid all other taxes, fees, assessments and other governmental charges (including mortgage taxes, documentary stamp taxes and intangibles taxes) owing by it necessary to preserve the Liens in favor of Lender. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
4.1.41    Forfeiture. Neither Borrower nor Operating Lessee, nor to Borrower’s knowledge any other Person in occupancy of or involved with the operation or use of the Property, has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under the Note, this Agreement or the other Loan Documents.
4.1.42    Accounts.
(a)    This Agreement and the Account Control Agreements create valid and continuing security interests (as defined in the UCC) in the Approved FF&E Account, the Approved Operating Account, each Reserve Account, Cash Management Account and each Excess Cash Reserve Account, and any sub-accounts established under any of the foregoing, in favor of Lender, which security

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interests are prior to all other Liens, other than Permitted Encumbrances and other than Liens, if any, in favor of any other party set forth in any Account Control Agreement, and are enforceable as such against creditors of and purchasers from Borrower and Operating Lessee, and other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Operating Lessee has sold or otherwise conveyed any of the foregoing;
(b)    Borrower acknowledges that Lender intends to maintain each Account, as follows: (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over such Account, (iii) such that neither Borrower, Operating Lessee nor Approved Manager shall have any right of withdrawal from such Account and, except as provided herein, no Account Collateral shall be released to Borrower, Operating Lessee or Approved Manager from such Account, (iv) in such a manner that the applicable Eligible Institution shall agree to treat all property credited to such Account as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of the applicable Eligible Institution, indorsed to the applicable Eligible Institution or in blank or credited to another securities account maintained in the name of the applicable Eligible Institution and in no case will any financial asset credited to such Account be registered in the name of Borrower or Operating Lessee, payable to the order of Borrower or Operating Lessee or specially indorsed to Borrower or Operating Lessee;
(c)    Borrower owns and has good and valid title to the Approved FF&E Account and Operating Lessee owns and has good and marketable title to the Approved Operating Account, in each case free and clear of any Lien or claim of any Person;
(d)    Other than the security interests granted to Lender pursuant to this Agreement, neither Borrower nor Operating Lessee has pledged, assigned, or sold, granted a security interest in, or otherwise conveyed, any Account Collateral, or the Approved FF&E Account or the Approved Operating Account; and
(e)    If a court of competent jurisdiction determines that the Account Collateral and/or the Rents constitute property of Borrower’s or Operating Lessee’s bankruptcy estate, then Borrower, Operating Lessee and Lender further acknowledge and agree that all such Rents, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Each of Borrower and Operating Lessee acknowledges that Lender does not consent to Borrower’s or Operating Lessee’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, neither Borrower nor Operating Lessee shall have the right to use or require the use or application of such cash collateral (i) unless Borrower or Operating Lessee shall have received a court order authorizing the use of the same, and (ii) Borrower or Operating Lessee shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.
4.1.43    Franchise Agreement. The Franchise Agreement is in full force and effect, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and, to the knowledge of Borrower, neither Operating Lessee nor Franchisor is in default thereunder.
4.1.44    Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to the knowledge of Borrower, there are no defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the

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giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under each Property Document, if any, have been paid in full, (d) to the knowledge of Borrower, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, (e) to the knowledge of Borrower, the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
4.1.45    Material Agreements. Except as set forth on Schedule 1 hereto, there are no Material Agreements. Borrower has made available to Lender true and complete copies of all Material Agreements. With respect to each Material Agreement, Borrower hereby represents that, to the knowledge of Borrower, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under any Material Agreement have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppels or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
Section 4.2    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower, it being understood that all of the representations and warranties are being made as of the Closing Date. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Operating Lessee shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
V.    BORROWER AND OPERATING LESSEE COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents, Borrower and Operating Lessee, as applicable, hereby covenant and agree with Lender that:
Section 5.1    Existence; Compliance with Legal Requirements; Insurance. Each of Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses and comply in all material respects with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or Operating Lessee any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each of Borrower and Operating Lessee shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto to allow the Property to remain consistently competitive in its market. Borrower and Operating Lessee shall keep the Property insured at all times in accordance with the terms and conditions of Article VII hereof.

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Section 5.2    Property Taxes and Other Charges. Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property as the same become due and payable provided, however, Lender will apply the Property Tax and Insurance Escrow Fund to payments of Property Taxes required to be paid by Borrower so long as Borrower complies with the terms and provisions of Section 9.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Property Taxes and Other Charges have been so paid or are not then delinquent upon request of Lender. Subject to Borrower’s and Operating Lessee’s right to contest set forth in the next sentence, neither Borrower nor Operating Lessee shall suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges or other Lien provided that the following conditions are satisfied: (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower or Operating Lessee is permitted to contest under the provisions of any document or agreement affecting the Property; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, Laws and ordinances; (d) neither the Property nor any interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of such contest; (e) Borrower shall promptly upon final determination thereof pay, or cause to be paid, the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; and (f) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from the Property and Borrower shall furnish such security as may be required in any such proceeding.
Notwithstanding the foregoing, so long as CHSP San Francisco LLC is the Borrower, Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property as the same become due and payable directly to the applicable Governmental Authority. Upon such direct payment thereof by Borrower, Lender shall reimburse Borrower for the amounts so paid directly by Borrower, within ten (10) Business Days after request by Borrower, subject to Lender’s receipt of evidence reasonably satisfactory to Lender of such direct payment by Borrower.
Section 5.3    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Operating Lessee or the Property which might materially adversely affect Borrower’s or Operating Lessee’s condition (financial or otherwise) or business or the use, value or operation of the Property.
Section 5.4    Access to Property. Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to conduct physical inspections of the Property to ensure Borrower and Operating Lessee are appropriately maintaining the Property, at reasonable hours and upon reasonable advance notice (unless an Event of Default has occurred and is continuing), and subject to the rights of hotel guests and tenants under Leases. Borrower shall have the right to have a representative accompany such inspection. Following any such inspection, should Lender determine that the Property has not been maintained in accordance with the terms of this Agreement, Lender shall have the right to demand that Borrower and Operating Lessee complete corrective measures satisfactory to Lender within a thirty (30) day period of time.

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Section 5.5    Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Operating Lessee’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.
Section 5.6    Cooperate in Legal Proceedings. Borrower and Operating Lessee shall fully cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings at Lender’s expense unless an Event of Default has occurred and is continuing hereunder
Section 5.7    Performance Under Loan Documents. Borrower and Operating Lessee shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower and Operating Lessee.
Section 5.8    Awards and Insurance Proceeds. Borrower and Operating Lessee shall fully cooperate with Lender in obtaining for Lender the benefits of any Award or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property) out of such Award or Insurance Proceeds.
Section 5.9    Further Assurances. Borrower and Operating Lessee shall, at Borrower’s sole cost and expense:
(a)    furnish to Lender all existing instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or Operating Lessee pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower or Operating Lessee under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any Licenses, as required by Lender, into the name of Lender or its designee after the occurrence of any Event of Default; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time and Borrower and Operating Lessee hereby expressly authorize and appoint Lender its attorney-in-fact to execute such documents and instruments in the name of and upon behalf of Borrower and Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, provided, Lender may not exercise such power of attorney unless an Event of Default has occurred and is continuing hereunder.

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Section 5.10    Financial Reporting.
(a)    Borrower and Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Operating Lessee or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay on demand any costs and expenses incurred by Lender to examine Borrower’s and Operating Lessee’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(b)    As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender, annual financial statements of Borrower and Operating Lessee, including a balance sheet and operating statement of Borrower and Operating Lessee as of the end of such Fiscal Year, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, audited by a “Big Four” accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern, provided audited financial statements shall not be required prior to a Securitization. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender: (i) a statement of cash flows and income and expenses in the format set forth in the most recent Uniform System of Accounts; (ii) then current rent roll, average daily room rates, sales reports, Smith Travel Reports and occupancy reports; and (iii) such other information as Lender shall reasonably request.
(c)    As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender a balance sheet and operating statement of Borrower and Operating Lessee as of the end of such Fiscal Quarter, which statements shall include income and expenses in the format set forth in the most recent Uniform System of Accounts and be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following: (i) a statement in reasonable detail that calculates Net Operating Income for each of the Fiscal Quarters in the twelve-month period ending in such Fiscal Quarter, in the case of each such Fiscal Quarter, ending at the end thereof; (ii) copies of each of the Leases signed during such quarter; (iii) then current Rent Roll, average daily room rates, sales reports, Smith Travel Reports and occupancy reports; and (iv) such other information as Lender shall reasonably request.
(d)    After written notice from Lender, Borrower shall deliver, or cause to be delivered to Lender, within ten (10) days after the close of each calendar month after receipt of such written notice from Lender and until the Securitization of the entire Loan, and during the continuance of a Triggering Event Period or an Event of Default (or, in the case of item (iii) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter), monthly a balance sheets and operating statements as of the end of such month, which statements shall include income and expenses in the format set forth in the most recent Uniform System of Accounts, and be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete. Each such monthly report shall be accompanied by the following: (i) a summary of Leases signed during such month, which summary shall include the tenant’s name, lease term, base rent, escalations, Tenant Improvements, leasing

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commissions paid, free rent and other concessions; (ii) then current Rent Roll, average daily room rates, sales reports, Smith Travel Reports and occupancy reports; and (iii) such other information as Lender shall reasonably request.
(e)    On the Closing Date, Borrower and Operating Lessee shall submit to Lender an Annual Budget for the partial year period commencing on the Closing Date in form and substance reasonably satisfactory to Lender and in accordance with the Uniform System of Accounts. Borrower and Operating Lessee shall submit to Lender an Annual Budget not later than thirty (30) days after the commencement of each Fiscal Year. During the continuance of a Triggering Event Period, the Annual Budget shall be subject to Lender’s prior written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget, Lender shall advise Borrower and Operating Lessee of such objections within fifteen (15) Business Days after receipt thereof (and deliver to Borrower and Operating Lessee a reasonably detailed description of such objections) and Borrower and Operating Lessee shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower and Operating Lessee of any objections to such revised Annual Budget within ten (10) Business Days after receipt thereof (and deliver to Borrower and Operating Lessee a reasonably detailed description of such objections) and Borrower and Operating Lessee shall promptly revise the same in accordance with the process described in this Section 5.10(e) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Basic Carrying Costs. During the continuance of any Triggering Event Period, in the event that Operating Lessee must incur an Extraordinary Expense, then Operating Lessee shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s prior written approval.
(f)    Borrower will furnish or cause to be furnished to Lender annually, within ninety (90) days following the end of each Fiscal Year of each Guarantor, a complete copy of each Guarantor’s annual financial statements audited by a “Big Four” accounting firm containing statements of profit and loss and a balance sheet for each Guarantor. Each Guarantor’s annual financial statements shall be accompanied by (i) a certificate executed by such Guarantor (if Guarantor is a natural person) or by the chief financial officer of such Guarantor or its general partner (if such Guarantor is not a natural person) stating that each such annual financial statement presents fairly the financial condition and the results of operations of such Guarantor being reported upon, and has been prepared in accordance with GAAP, and (ii) an unqualified opinion of an Approved Accountant. Together with each Guarantor’s annual financial statements, Borrower will furnish or cause such Guarantor to furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, such Guarantor, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Notwithstanding the foregoing, Borrower shall have no obligations under this Section 5.10(f) so long as Chesapeake Lodging Trust files annual financial statements with the United States Securities and Exchange Commission.
(g)    Borrower and Operating Lessee shall deliver, or cause to be delivered, to Lender a certified copy of their federal, state and local tax returns, if any.
(h)    Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Operating Lessee or any Guarantor as may be reasonably requested by Lender.
(i)    Borrower and Operating Lessee shall promptly provide Lender a copy of all correspondence to or from the Franchisor relating to any changes or corrections mandated by

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Franchisor pursuant to the Franchise Agreement, which (A) would require a capital improvement in excess of $100,000.00, or (B) if not completed would cause Borrower or Operating Lessee to default under the Franchise Agreement or otherwise place the Borrower's or Operating Lessee’s rights to continue operation of the Property under the Franchise Agreement in jeopardy.
(j)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and/or (ii) via electronic mail, FTP upload, website submission or any future commonly available technology acceptable to Lender in its sole discretion, and prepared using Microsoft Word or Excel, Adobe PDF, an XML file or any future industry standard or commonly available technology acceptable to Lender in its sole discretion.
(k)    Each of Borrower and Operating Lessee agrees that Lender may forward to each Investor or any nationally recognized statistical rating organization identified as such by the Securities and Exchange Commission, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Operating Lessee, any Guarantor, and the Property, whether furnished by Borrower, Operating Lessee, any Guarantor, or otherwise, as Lender reasonably determines necessary. Each of Borrower and Operating Lessee irrevocably waives any and all rights it may have under any applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.
Section 5.11    Business and Operations. Each of Borrower and Operating Lessee shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property, and shall continue to operate the Property for such purposes. Each of Borrower and Operating Lessee will qualify to do business and will remain in good standing under the Laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 5.12    Title to the Property. Borrower will warrant and defend (a) the title to the Property, subject only to Permitted Encumbrances and (b) the validity and priority of the Lien of the Security Instrument and the other Loan Documents on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender on demand for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property is claimed by another Person unless paid to Lender pursuant to the Title Insurance Policy.
Section 5.13    Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Security Instrument or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party or (c) of any Bankruptcy Action in respect of Borrower, Operating Lessee or any Restricted Party, Borrower, its successors or assigns, shall pay (and reimburse Lender accordingly) all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower or Operating Lessee in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
Section 5.14    Estoppel Statements.
(a)    After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) that no

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Default or Event of Default has occurred and is continuing, (vi) any offsets or defenses to the payment of the Debt, if any and (vii) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    After request by Lender, Operating Lessee shall use commercially reasonable efforts to furnish Lender with estoppel certificates for any Major Lease, in form and content satisfactory to Lender, from all tenants specified by Lender. Lender may not request more than one estoppel certificate for a particular tenant more than once in any calendar year. If any tenant under any Major Lease fails to provide any estoppel certificate, Operating Lessee shall provide a landlord estoppel with respect to Operating Lessee’s knowledge of such tenancy, no more than once in any calendar year.
(c)    After request by Lender, Borrower shall use commercially reasonable efforts to deliver estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender. Lender may not request more than one estoppel certificate under any particular Property Document more than once in any calendar year.
(d)    Operating Lessee shall, promptly upon request of Lender, use commercially reasonable efforts to obtain an estoppel certificate from Franchisor stating that (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Operating Lessee is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Operating Lessee has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full. Lender may not request more than one estoppel certificate under this Section 5.14(d) in any calendar year.
Section 5.15    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
Section 5.16    No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute Personal Property, or any other procedure whereby the Lien of any taxes which may be levied against such Personal Property shall be assessed or levied or charged to such real property portion of the Property.
Section 5.17    Leasing Matters.
(a)    Borrower shall furnish Lender with executed copies of all Leases. All new Leases and renewals or amendments of Leases must (i) be entered into on an arms-length basis with Tenants that are not Affiliates of Borrower and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (ii) provide for rental rates and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and otherwise contain terms and conditions that are commercially reasonable, (iii) have an initial term of not more than 10 years, (iv) not reasonably be expected to result in a Material Adverse Effect and (v) be subject and subordinate to the Loan and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the Property by any purchaser at a foreclosure sale.

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(b)    Any Lease that does not conform to the standards set forth in Section 5.17(a) shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, all new Leases that are Major Leases, and all terminations, renewals and material amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Borrower and Operating Lessee shall (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignment of rents and leases under the Security Instrument; (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender; and (vi) not permit any subletting of any space covered by a Lease or an assignment of the Tenant’s rights under a Lease, except in strict accordance with the terms of such Lease.
(d)    Security deposits of Tenants under all Leases shall be held in compliance with Law and any provisions in Leases relating thereto. Borrower or Operating Lessee shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Law, any bond or other instrument held by Borrower or Operating Lessee in lieu of cash security shall name Lender as payee or mortgagee thereunder or be fully assignable to Lender. Borrower and Operating Lessee hereby pledge to Lender each such bond or other instrument as security for the Debt and the Other Obligations. Upon the occurrence of an Event of Default, Borrower or Operating Lessee, as applicable, shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposit of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower or Operating Lessee), and any such bonds, that Borrower or Operating Lessee had not returned to the applicable tenants or applied in accordance with the terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds).
(e)    Borrower shall promptly deliver to Lender a copy of each written notice from a tenant under any Major Lease claiming that Borrower or Operating Lessee is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower or Operating Lessee. Borrower shall use commercially reasonable efforts to provide in each Major Lease executed after the Closing Date to which Borrower or Operating Lessee is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.
(f)    To the extent Lender’s approval is required under this Section 5.17, Borrower or Operating Lessee shall submit a request to Lender (containing all information reasonably necessary for Lender to make an informed decision, i.e. financial statements, proposed lease, modification, sublease, assignment or other document for which approval is sought), with the following language prominently displayed at the top and on the cover of any such request in allcaps, boldface, 14 point type or larger: “IMMEDIATE RESPONSE REQUIRED, CONSENT DEEMED GIVEN IF NO RESPONSE WITHIN 10 BUSINESS DAYS.” If no response has been received within 10 Business Days of Lender’s receipt of such request, , Lender’s approval shall be deemed to be given.
Section 5.18    Alterations. During the continuance of any Triggering Event Period or Event of Default, Borrower and Operating Lessee shall not incur or contract to incur any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget. Borrower and

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Operating Lessee shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Lender in respect of the amount by which any such Material Alteration exceeds the Alteration Threshold. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.
Section 5.19    Access Laws.
(a)    Each of Borrower and Operating Lessee agrees that the Property shall at all times comply with the requirements of the Access Laws.
(b)    Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, neither Borrower nor Operating Lessee shall alter the Property in any manner which would materially increase Borrower’s or Operating Lessee’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender, which shall not be unreasonably withheld so long as no Event of Default has occurred and is continuing. The foregoing shall apply to tenant improvements constructed by Borrower or Operating Lessee or by any of its tenants. Lender may condition any such approval, to the extent such approval is required, upon receipt of a certificate of an architect, engineer or other person acceptable to Lender regarding compliance with applicable Access Laws.
(c)    Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower or Operating Lessee of any complaints related to any violations of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
Section 5.20    Property Management.
(a)    Operating Lessee shall cause the Approved Manager to manage and maintain the Property as required by the Approved Management Agreement and the Franchise Agreement. Borrower and Operating Lessee shall not, and shall not cause or permit the Approved Manager to use, maintain or operate the Property in any manner that constitutes a public nuisance or private nuisance or that makes void, voidable, or cancelable, or materially increases the premiums of, any Policies. Subject to Section 5.18 hereof, no Improvements or equipment located at or on the Property shall be removed, demolished or materially altered without the prior written consent of Lender (except for replacement of equipment in the ordinary course of Borrower’s or Operating Lessee’s business with items of the same utility and equal or greater value and sales or disposition of equipment or other personal property no longer needed for the operation of the Property), and Borrower shall from time to time, make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Property. Borrower and Operating Lessee shall not, and shall not cause or permit the Approved Manager to, make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or permit to be done anything that might in any way impair the value of the Property in any material respect or the Lien of the Security Instrument or otherwise cause or reasonably be expected to result in a Material Adverse Effect.
(b)    Operating Lessee shall (i) pay all sums required to be paid by Operating Lessee under the Approved Management Agreement, (ii) diligently perform, observe and enforce all of

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the terms, covenants and conditions of the Approved Management Agreement on the part of Operating Lessee to be performed, observed and enforced and (iii) promptly notify Lender of the giving of any notice to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the terms, covenants or conditions of the Approved Management Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice. Operating Lessee shall comply with all obligations of Operating Lessee under the Assignment of Management Agreement.
(c)    Operating Lessee shall not remove or replace the Approved Manager (which, with respect to an Affiliated Manager, shall be deemed to occur upon a change of Control of the Approved Manager) or terminate, cancel, modify, change, supplement, alter or amend the Approved Management Agreement in any material respect (including, without limitation, any increase in the fees paid to Approved Manager) (collectively, a “Management Change”) without (i) Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and, (ii) in the event that the Loan or any interest therein is included in a Securitization (A) Rating Agency Confirmation if required by Lender, and (B) a REMIC Opinion if required by Lender. As conditions precedent to any replacement of the Approved Manager, Operating Lessee shall (i) deliver to Lender, for Lender’s review and approval, a copy of the proposed management agreement, (ii) execute and cause the new manager of the Property to execute an Assignment of Management Agreement in form and substance acceptable to Lender, (iii) pay all of Lender’s costs and expenses, and, in the event that the Loan or any interest therein is included in a Securitization, any Rating Agency costs and expenses, incurred in connection with such replacement (including, without limitation, all reasonable attorney’s fees; and (iv) if the Loan or any interest therein is included in a Securitization, deliver an Insolvency Opinion to Lender if such new Approved Manager is an Affiliated Manager.
(d)    Operating Lessee hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Operating Lessee under the Approved Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Approved Management Agreement in any respect. Any surrender, termination, cancellation, modification, change, supplement, alteration or amendment of the Approved Management Agreement without the prior consent of Lender shall be void and of no force and effect. If Operating Lessee shall default in the performance or observance of any term, covenant or condition of the Approved Management Agreement and such default shall constitute an Event of Default hereunder, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Approved Management Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee, to the end that the rights of Operating Lessee in, to and under the Approved Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Approved Manager shall deliver to Lender a copy of any notice sent to Operating Lessee of default under the Approved Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Operating Lessee shall, from time to time, shall use commercially reasonable efforts to cause Manager to deliver such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the Approved Management Agreement as may be requested by Lender, provided, Lender may not request more than one such estoppel certificate in any calendar year. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien

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of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Lender therefor.
(e)    Operating Lessee covenants and agrees, that, if (i) a default or event of default exists under the Approved Management Agreement beyond any applicable notice or cure period, or (ii) Approved Manager becomes subject to any Bankruptcy Action, Operating Lessee shall, at the request of Lender, terminate the Approved Management Agreement to the extent permitted by applicable Law and provided that the Approved Management Agreement allows Operating Lessee to terminate the Approved Management Agreement without penalty, and require Approved Manager to transfer its responsibility for the management of the Property to a management company selected by, or otherwise acceptable to, Lender, and otherwise meeting the requirements of Section 5.20(b) hereof.
Section 5.21    Compliance with Anti-Terrorism Laws.
(a)    Borrower covenants and agrees that it shall immediately notify Lender in writing upon the occurrence of a Reportable Compliance Event.
(b)    Borrower and Operating Lessee shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Permitted Transfers, that the representations and warranties set forth in Section 4.1.12 hereof remain true, correct and complete.
(c)    To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when Borrower opens an account, Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow Lender to identify Borrower, such as organizational documents. For some businesses and organizations, Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.
Section 5.22    Liens. Neither Borrower nor Operating Lessee shall, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on the Property or permit any such action to be taken, except for the Permitted Encumbrances.
Section 5.23    Dissolution. Neither Borrower nor Operating Lessee shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Operating Lessee except to the extent expressly permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in its jurisdiction of formation or in the jurisdiction in which the Property is located or (e) cause the SPE Component Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the SPE Component Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the SPE Component Entity, if it is a corporation, or its certificate of formation or limited liability company agreement, if it is a limited liability company, in each case, without the prior written consent of Lender.
Section 5.24    Change In Business. Neither Borrower nor Operating Lessee shall enter into any line of business other than the ownership and operation of the Property, or make any change in the scope

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or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
Section 5.25    Debt Cancellation. Neither Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except in the ordinary course of Borrower’s and Operating Lessee’s business.
Section 5.26    Property Document Covenants. Each of Borrower and Operating Lessee shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, (A) enter into any new Property Document or execute modifications to any existing Property Documents, (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.
Section 5.27    Zoning. Neither Borrower nor Operating Lessee shall do any of the following without the prior written consent of Lender:
(a)    initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, Zoning Regulations) applicable to the Property except in connection with a Material Alteration approved by Lender, or use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of the Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned);
(b)    impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that is reasonably likely to have a Material Adverse Effect;
(c)    execute or file any subdivision plat affecting the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property; or
(d)    permit or consent to the Property’s being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

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Section 5.28    Name, Identity, Structure, or Principal Place of Business. Neither Borrower nor Operating Lessee shall change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Neither Borrower nor Operating Lessee shall change its limited liability company structure, or the place of its organization, without, in each case, the prior written consent of Lender. Upon Lender’s request, each of Borrower and Operating Lessee shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
Section 5.29    ERISA.
(a)    Neither Borrower nor Operating Lessee shall engage in any Prohibited Transaction or Prohibited Governmental Transactions subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar Law.
(b)    Each of Borrower and Operating Lessee further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) neither Borrower nor Operating Lessee is a Plan or a Governmental Plan, (ii) neither Borrower nor Operating Lessee is engaging in a Prohibited Transaction or any Prohibited Governmental Transactions; and (iii) one or more of the following circumstances is true:
(i)    Equity interests in Borrower and Operating Lessee are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Operating Lessee are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or
(iii)    Borrower and Operating Lessee qualify as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).
Section 5.30    Franchise Agreement.
(a)    The Improvements shall be operated under the terms and conditions of the Franchise Agreement. Operating Lessee shall (a) pay all sums required to be paid by Operating Lessee under the Franchise Agreement, (b) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreement on the part of Operating Lessee to be performed, observed and enforced, (c) promptly notify Lender of the giving of any notice to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice, and (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under the Franchise Agreement.
(b)    Operating Lessee shall not, without the prior written consent of Lender, surrender the Franchise Agreement or terminate or cancel the Franchise Agreement or modify, change, supplement, alter or amend the Franchise Agreement, in any respect, either orally or in writing.

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(c)    Any surrender of the Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Franchise Agreement in violation hereof shall be void and of no force and effect.
(d)    If Operating Lessee shall default in the performance or observance of any term, covenant or condition of the Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action Lender may determine, in its sole discretion, to cure the default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Franchisor shall deliver to Lender a copy of any notice sent to Operating Lessee of default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Operating Lessee shall, from time to time, use commercially reasonable efforts to obtain from Franchisor such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the Franchise Agreement as may be requested by Lender. Operating Lessee shall exercise each individual option, if any, to extend or renew the term of the Franchise Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Operating Lessee hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Lender therefor.
Section 5.31    Operating Lease.
(a)    Operating Lessee shall comply with the affirmative and negative covenants relating to the Operating Lessee contained in this Agreement, and no Default hereunder shall be excused by virtue of the fact that such Default was caused by Operating Lessee. Lender acknowledges that Operating Lessee is not liable for the Debt.
(b)    Notwithstanding anything to the contrary contained herein, Borrower shall cause the Operating Lease to remain in effect in accordance with its terms so long as any portion of the Debt is outstanding; provided, however, that Borrower shall have the right to terminate the Operating Lease, or permit the Operating Lease to expire, if: (a) no Event of Default is then continuing or would result therefrom; (b) all of Operating Lessee’s tangible and intangible assets (including, without limitation, all of Operating Lessee’s right, title and interest in, to and under the Approved Management Agreement and all licenses, permits, contract rights and FF&E) shall have been transferred to Borrower in a manner reasonably satisfactory to Lender, and, if requested by Lender, reasonably satisfactory legal opinions shall have been delivered with respect thereto; (c) no Material Adverse Effect would result therefrom; and (d) without duplication, Borrower shall have paid all reasonable out-of-pocket costs and expenses of Lender (including reasonable attorney’s fees) incurred by Lender in connection therewith.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Documents or in the Operating Lease, upon conveyance of the Property by foreclosure or deed in lieu of foreclosure, Lender may, at its sole option and regardless of whether Operating Lessee is in default or compliance with the terms of the Operating Lease, terminate the Operating Lease without payment of any termination fee, penalty or other amount, such termination to be effective upon such conveyance or such later date as Lender shall determine in its sole discretion. In addition, upon acceleration of the Loan,

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Lender may, at its sole option and regardless of whether Operating Lessee is in default or compliance with the terms of the Operating Lease, deliver a termination notice to Borrower and Operating Lessee terminating the Operating Lease without payment of any termination fee, penalty or other amount, such termination to be effective upon the conveyance of the Property by foreclosure or deed in lieu of foreclosure.
(d)    Operating Lessee hereby consents to the Loan and acknowledges that it derives substantial benefit from the making thereof. Borrower acknowledges that, pursuant to the Operating Lease, all amounts remitted to Lender or deposited into the Cash Management Account by the Approved Property Manager or Operating Lessee shall be credited against any rent payable by the Operating Lessee to Borrower under the Operating Lease.
Section 5.32    Material Agreements. Borrower and Operating Lessee shall not (x) enter into any Material Agreement, or amend, modify, surrender or waive any material rights or remedies under any Material Agreement, except, in each case, on arms-length commercially reasonable terms, (y) terminate any Material Agreement without the consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned), or (y) default in its obligations under any Material Agreement in any manner that would result in the termination of such Material Agreement, the creation of any Lien (other than a Permitted Encumbrance) or otherwise have a Material Adverse Effect.
VI.    TRANSFERS
Section 6.1    Borrower Acknowledgement. Each of Borrower and Operating Lessee acknowledges that Lender has examined and relied on the creditworthiness and experience of each of Borrower, Operating Lessee and their members and principals in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on their ownership and operation of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Each of Borrower and Operating Lessee acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Property.
Section 6.2    Prohibition on Transfers. Neither Borrower nor Operating Lessee shall directly or indirectly permit or allow any Transfer to be undertaken or cause any Transfer to occur, other than a Permitted Transfer. Notwithstanding the foregoing, Lender shall not withhold its consent to a Transfer of the Property in its entirety to any Successor Borrower, and an assumption of the Loan by any Successor Borrower, provided that each of the following terms and conditions are satisfied in Lender’s sole discretion:
(a)    Lender shall receive Borrower’s written request for a Transfer at least sixty (60) days prior to the proposed date of closing of such Transfer;
(b)    The date of closing of such Transfer is on a date other than during the period that is thirty (30) days prior to the anticipated closing date of a Securitization and the period that is thirty (30) days after the actual closing date of a Securitization;
(c)    No Event of Default has occurred and is continuing under this Agreement, the Security Instrument, the Note or the other Loan Documents;
(d)    Borrower or Successor Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable attorneys’ fees and disbursements, third party report fees, all fees and expenses of the Rating Agencies

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and their counsel, and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), regardless of whether the transfer is consummated;
(e)    The Successor Borrower, Successor Operating Lessee and Qualified Equityholder shall have no history of any Bankruptcy Action within the preceding 10 years, no material pending regulatory action or litigation, and no existing defaults under any material indebtedness,;
(f)    The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition and creditworthiness (including, without limitation, no history of any Bankruptcy Action within the preceding 10 years) of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, shall be reasonably satisfactory to Lender;
(g)    Successor Borrower, Successor Operating Lessee, Qualified Equityholder and any party approved by Lender as set forth above to become a substitute Guarantor shall comply with the provisions of Section 5.21 hereof;
(h)    The organizational documents of the Successor Borrower, Successor Operating Lessee and any SPE Constituent Entity thereof shall be in form and substance reasonably satisfactory to Lender;
(i)    Successor Borrower shall assume all of the obligations of Borrower under the Loan Documents, and any party approved by Lender as set forth in subsection (f) above to become a substitute Guarantor shall assume all of the obligations of each Guarantor under the Guaranty and the Environmental Indemnity, in each case pursuant to documentation required by Lender and by the Rating Agencies, including, without limitation, an assumption agreement in form and substance satisfactory to Lender and the Rating Agencies;
(j)    The Property shall be managed by an Approved Manager, and such manager shall enter into an assignment of management agreement and subordination of management fees similar to the one entered into in connection with the origination of the Loan or otherwise satisfactory to Lender;
(k)    If required by Lender, receipt of Rating Agency Confirmation and evidence that the proposed Transfer will not result in a Property Document Event;
(l)    Successor Borrower shall deliver, at Lender’s election, either a new title insurance policy or one or more endorsements, acceptable to Lender, to the existing Title Insurance Policy insuring the Borrower Security Instrument as modified by the assumption agreement, as a valid first Lien on the Property described in the Borrower Security Instrument, and naming Successor Borrower as owner of the Property described in the Borrower Security Instrument, which endorsement shall insure that as of the recording of the assumption agreement the Property described in the Borrower Security Instrument is not subject to any additional exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender;
(m)    Successor Borrower shall pay to Lender a non-refundable application fee of $10,000.00, together with an assumption fee equal to one percent (1.0%) of the outstanding principal balance of the Loan;

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(n)    Successor Borrower shall deliver to Lender each of the following opinions: (i) if the Loan or any interest therein is included in a Securitization and if required by Lender, a REMIC Opinion; and (ii) if the Loan or any interest therein is included in a Securitization, an Insolvency Opinion; and (iii) any other applicable opinions required by Lender and the Rating Agencies, in form and substance and delivered by counsel satisfactory to Lender and the Rating Agencies;
(o)    A Successor Operating Lessee shall assume all of the obligations of Operating Lessee under the Operating Lease and the Operating Lessee Security Instrument payable and performable after the date of the Transfer. The Successor Operating Lessee shall assume such obligations pursuant to an assumption agreement, in form and substance reasonably acceptable to Lender, and such Successor Operating Lessee shall have delivered to Lender all documents reasonably requested by Lender relating to the existence of such Successor Operating Lessee and the due authorization of such Successor Operating Lessee to assume the obligations under the Operating Lease, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Operating Lessee, together with all amendments thereto, and certificates of good standing or existence for the Successor Operating Lessee issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register; provided, however, the provisions hereof with respect to a Successor Operating Lessee shall not be required if the Operating Lease is terminated as a result of the Transfer, the Approved Management Agreement, if it is not terminated in connection with the Transfer, and the Franchise Agreement (if required by the Franchise Agreement) is amended to reflect the termination of the Operating Lease and, if it is not terminated in connection with the Transfer, the Approved Management Agreement is assigned to and assumed by the Successor Borrower;
(p)    Unless the Liquor License is held by the Approved Property Manager, each Liquor License shall be transferred to the Successor Borrower or Successor Operating Lessee, as applicable, or one or more replacement Liquor Licenses shall be issued to the Successor Borrower or Successor Operating Lessee, as applicable, provided, if permitted in the jurisdiction in which the Property is located, customary interim arrangements shall be entered into if the Liquor Licenses cannot be transferred effective as of the closing of the Transfer; and
(q)    Borrower’s obligations under the contract of sale pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.2. Upon satisfaction of the foregoing conditions, Lender shall release Borrower, Operating Lessee and Guarantor from all liability and obligations under the Loan Documents arising from and after the closing of the Transfer and assumption of the Loan, including, but not limited to, repayment of the Loan, but excepting, without limitation (i) any environmental or other damage to the Property occurring prior to the closing of the Transfer, (ii) any liability related to or arising from Borrower’s or Operating Lessee’s acts or omissions occurring prior to the closing of the Transfer, and (iii) any liability related to or arising from fraudulent or tortious conduct, including intentional misrepresentation of financial data presented to Lender by Borrower or Operating Lessee. In all cases, Borrower, Operating Lessee, and Guarantor rather than Lender, shall bear the burden of proof on the issue of the time at which an act or event first occurred or an obligation first arose, which is the subject of claimed liability under any of the Loan Documents.
Any Transfer made in violation of this Agreement shall be null and void ab initio. If Borrower complies with the foregoing conditions to sale, assignment, or other transfer of the Property, the number of such transfers made in accordance with this Section 6.2 shall be unlimited. A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a

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Successor Borrower pursuant to this Section 6.2 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Property.
Section 6.3    Sanctioned Persons. Notwithstanding anything to the contrary contained in this Article VI, no transfer of the Property, or of any interest therein, and no transfer of any interest in a Restricted Party (whether or not such transfer shall constitute a Transfer) shall be made to any Sanctioned Person.
Section 6.4    Transfer Documentation. Upon the effective date of any Transfer, Successor Borrower shall deliver to Lender copies of all documents evidencing any such transfer and shall provide Lender an updated organizational structure chart, certified pursuant to an Officer’s Certificate as true, complete and correct.
Section 6.5    No Impairment. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer, which is not a Permitted Transfer, consummated without Lender’s prior written consent or upon any Permitted Transfer not consummated in accordance with the terms and conditions of this Agreement. This Section 6.5 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
Section 6.6    Death or Incapacity of Individual Guarantor. Within sixty (60) days after the death, incarceration, indictment or legal incapacity of any Guarantor who is an individual, Borrower shall cause a substitute Guarantor approved by Lender to deliver to Lender a substitute Guaranty and Environmental Indemnity in form and substance identical to the Guaranty and Environmental Indemnity delivered on the Closing Date, a legal opinion with respect to the enforceability of such Guaranty and Environmental Indemnity in form and substance similar to the enforceability opinion delivered on the Closing Date and otherwise satisfactory to Lender and such other certificates, opinions, documents or instruments as Lender may require including but not limited to, if the Loan or any interest therein is included in a Securitization, an Insolvency Opinion. Lender’s approval of any proposed substitute Guarantor shall be made in Lender’s sole and absolute discretion, and can be based on any number of factors, including, without limitation, Rating Agency Confirmation if required by Lender, receipt of a credit report and credit check and other due diligence with respect to the substitute Guarantor satisfactory to Lender.
Section 6.7    Lender’s Rights. Lender reserves the right to condition the consent to any Transfer requested hereunder that is not a Permitted Transfer (a “Prohibited Transfer”) upon (a) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer (without duplication of amounts payable under Section 6.2 above) (b) if the Loan or any interest therein is included in a Securitization, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer; (c) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article VIII; (d) receipt of a substantive non-consolidation opinion with respect to the Prohibited Transfer; and/or (e) such other customary conditions and/or legal opinions as Lender shall determine. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.

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VII.    INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 7.1    Insurance.
(a)    Borrower shall obtain and maintain, or cause to be obtained and maintained Policies for Borrower and the Property providing at least the following coverages:
(i)    insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “Risk of Direct Physical Loss” or “Special Cause of Loss” (including, without limitation, fire, lighting, windstorm, hail and terrorism), in each case, (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) on a replacement cost value basis; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of 5% of the Net Operating Income of the Property up to a maximum deductible of $100,000 (except when a separate wind-loss deductible applies, then the amount must not exceed 5% of the replacement cost value of the Property); (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, the policy of insurance must include ordinance and law protection including replacement of undamaged building value, increased cost of repairs or reconstruction, or additional demolition and removal costs, in amounts determined by Lender. The Full Replacement Cost shall be redetermined from time to time at the request of Lender (but no more often than one time in any calendar year) by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 7.1(a)(i);
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, per location, together with and at least $50,000.00 excess and/or umbrella liability insurance for any and all claims, including all legal liability imposed upon Borrower or Operating Lessee and all related court costs and attorneys’ fees and disbursements; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) Liquor Liability; (6) Innkeepers legal liability; and (7) acts of terrorism and similar acts of sabotage. If Borrower or Operating Lessee is the holder of a liquor license with respect to the Property, commercial general liability insurance shall include “Dram Shop” or other liquor liability coverage in amounts equal to or greater than the general liability requirements set forth above. If a party other than Borrower is the holder of a liquor license with respect to all or any portion of the Property, Borrower shall require the holder of such liquor license to maintain the foregoing Policy and to name Borrower and Lender as an additional insured thereunder;
(iii)    business interruption and/or loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 7.1(a)(i); (C) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis, as reduced to reflect expenses not incurred during a Restoration Period) for a period continuing until the Restoration of the Property is completed; the amount of such business

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interruption and/or loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected gross income from the Property (on an actual loss sustained basis, as reduced to reflect expenses not incurred during a Restoration Period) for an eighteen (18) month period (and Lender reserves the right to require twenty-four (24) months); and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 7.1(a)(ii); and (B) the insurance provided for in Section 7.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 7.1(a)(i), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;
(v)    workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee, and $500,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery / mechanical breakdown insurance, if applicable, in amounts as shall be required by Lender on terms consistent with the commercial property insurance policy required under Section 7.1 (a)(i) hereof;
(vii)    if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor Law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Insurance Policies, is not less than the Loan amount. Lender reserves the right to require flood hazard insurance irrespective of zone location;
(viii)    if the Property is located in seismic zones 3 or 4, earthquake insurance in amounts not less than 150% of the scenario expected loss of the Property as determined by an architectural or engineering consultant selected by Lender, provided that the insurance pursuant to this Section 7.1(a)(viii) shall be on terms consistent with the insurance required under Section 7.1(a)(i) hereof. Lender reserves the right to require earthquake coverage irrespective of zone location;
(ix)    motor vehicle liability coverage for all owned (if any) and non-owned vehicles, including rented and leased vehicles utilized by Borrower or Operating Lessee in the service or support of the Property containing minimum limits per occurrence, including umbrella coverage, of $1,000,000, and containing Garage Keepers Legal Liability in an amount acceptable to Lender;

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(x)    Umbrella or Excess Liability insurance in an amount no less than $50,000 each occurrence and in the aggregate written is excess of the insurance required in (ii), (v) and (ix) above in terms consistent with those paragraphs;
(xi)    a blanket Fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s, or Operating Lessee’s or Approved Manager’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower, or Operating Lessee or Approved Manager; or (C) temporary contract employees or student interns; and
(xii)    such other insurance and in such amounts required by any Property Document, or as required pursuant to the Franchise Agreement or the Approved Management Agreement, as Lender from time to time may request against such other insurable hazards which may be required to protect Lender’s interests.
(b)    All insurance provided for in Section 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts required hereunder, issued by financially sound and responsible insurance companies authorized to do business in the State and approved by Lender, and companies providing coverage shall comply with the following requirements:
(i)    Companies providing coverage for loans of $5,000,000 or less must be covered by an insurance company having a claims paying ability/financial strength rating of A-, Class VIII or better by Best’s Key Rating Guide. Companies providing coverage for loans between $5,000,000 and $20,000,000 must be covered by an insurance company having a claims paying ability/financial strength rating A-, Class VIII or better by Best’s Key Rating Guide, as well as a rating of A- or higher from Standard & Poor’s or the equivalent rating from Fitch or Moody’s. Companies providing coverage for loans of $20,000,000 or more must be covered by an insurance company having a claims paying ability/financial strength rating of A, Class VIII by Best’s Key Rating Guide as well as a rating of A or higher from Standard & Poor’s, or the equivalent rating, from either Fitch or Moody’s. Earthquake (if required) must be covered by an insurance company having a rating of A, Class VIII by Best’s Key Rating Guide or a rating of A3 (or equivalent) from Moody’s or A- by Standard & Poor’s. Borrower shall provide to Lender copies or other evidence satisfactory to Lender of all insurance required to be maintained pursuant to Section 7.1(a) hereof.
(ii)    Notwithstanding the foregoing, if Borrower elects to have its insurance coverage provided by a syndicate of insurers or provided pursuant to a layered insurance program, then, if such syndicate or layered insurance program consists of five (5) or more insurers, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate or layered insurance program consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by Qualified Insurers and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “BBB” or better by S&P and “Baa2” or better by Moody’s, if Moody’s is rating the Securities and rates the insurance companies or, if not rated by S&P or by Moody’s, then by insurance companies having a rating of A-, Class VIII by Best’s Key Rating Guide.
(c)    Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver evidence satisfactory to Lender of the renewal of all of the Policies and evidence satisfactory to Lender of payment of the premiums or assessments due thereunder (the “Insurance Premiums”).

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(d)    Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 7.1(a) hereof to be furnished by, or which may be required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 7.1(a) hereof. Any blanket insurance Policy shall specifically allocate to the Property a value that is at least equal to the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1(a) hereof.
(e)    All Policies provided for or contemplated by Section 7.1(a) hereof shall name Borrower as the Named Insured and, except for the Policy referenced in Section 7.1(a)(v) hereof, shall name Lender as an additional insured on a form acceptable to Lender, and in the case of property damage, boiler and machinery, earthquake and flood insurance, shall contain a non-contributing standard mortgagee clause acceptable to Lender, in favor of Lender, providing that the loss thereunder shall be payable to Lender.
(f)    All Policies provided for in Section 7.1(a) hereof shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower or Operating Lessee, or anyone acting for Borrower or Operating Lessee, or any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; and
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled (whether voluntarily, involuntarily, or as a result of non-renewal) without at least thirty (30) days’ written notice to Lender and any other party named therein as an insured. Notwithstanding the foregoing, if liability insurance is provided by a separate Policy, then the foregoing endorsement shall not be required and in such event Borrower (and not the insurer) shall give Lender the notice required by this subsection.
(g)    Upon five (5) Business Days written request by Lender, Borrower shall provide certified copies of all Policies required hereunder.
(h)    If at any time Lender is not in receipt of written evidence, in the form of a Policy or Acord Certificate and supporting documentation acceptable to Lender, that all insurance required hereunder is in full force and effect, Lender shall have the right, but not the obligation, after notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.
(i)    In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force and all proceeds payable

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thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(j)    If insurance for earthquake or special hazards is obtained by Borrower in its sole discretion and without requirement of Lender, then Borrower, when obtaining such insurance coverage, shall meet the insurance requirements hereof except as to matters requiring Lender’s further approval, and such insurance coverage: (A) shall be within the meaning of a “Policy” or “Policies”; and (B) shall be for the benefit of Lender and all proceeds thereof constitute additional security for the Debt, and Lender shall have all rights with respect to and be entitled to receive all proceeds in the same manner it would receive any Insurance Proceeds in the event the Property is damaged or destroyed by a Casualty or by any risk or loss insured against.
(k)    Notwithstanding anything to the contrary contained herein, in the event that, after the date hereof, any Policy (other than those required under clauses (viii) and (ix) of Section 7.1(a)) excludes coverage for Acts of Terror, Borrower shall obtain and maintain (or cause to be obtained and maintained) coverage for such excluded Acts of Terror (the “Terrorism Coverage”), which such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided, that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. Notwithstanding the foregoing, in no event shall Borrower be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase such portion of the Terrorism Coverage as is obtainable by payment of annual premiums equal to the TC Cap). As used above, “Acts of Terror” shall mean acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIA shall determine what is deemed to be included within this definition of “Acts of Terror”. As used above, “TC Cap” shall mean (A) for casualty insurance, the lesser of (i) premiums due to obtain terrorism insurance for the full insurable replacement cost value of the Property and/or Improvements and one (1) year lost gross rents value, or (ii) the amount of terrorism insurance that can be purchased by the premium generated by a rate of $0.20 per $100 of the Improvements and Personal Property’s Total Insured Value; and (B) for liability insurance, premiums equal to $0.15 per net rentable square foot of the Property. For purposes hereof, “Total Insured Value” shall mean the full insurable replacement cost of the Improvements plus one (1) year lost gross rents value.
(l)    Notwithstanding the foregoing, Lender acknowledges that Lender has approved Borrower’s coverage for earthquake insurance as of the Closing Date in the amount of $15,000,000.00, on the condition that Borrower shall have recourse liability for Losses as set forth in Section 11.3(a)(16) hereof until such time as Lender has received evidence of, and reasonably approved, a blanket Policy providing earthquake insurance as required by Section 7.1(a)(viii) hereof.
(m)    Any failure by Lender to insist on full compliance with all of the above insurance requirements at closing does not constitute a waiver of Lender's right to subsequently require full compliance with these requirements.
Section 7.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and, subject to Section 7.4 hereof, shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be approved by Lender (a

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“Restoration”) and otherwise in accordance with Section 7.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty that exceeds the Restoration Threshold, Lender shall have the right, at its option, to participate in any settlement discussions with respect to any claims under any Policy and Borrower shall promptly deliver to Lender all instruments required by Lender to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Casualty in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If a Default or an Event of Default exists, Lender shall have the exclusive right, at its option, to settle or adjust any claims made under the Policies in the event of a Casualty.
Section 7.3    Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings where the Award is expected to exceed the Restoration Threshold, and Borrower shall promptly deliver to Lender all instruments requested by it to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Condemnation in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If a Default or an Event of Default exists, Lender shall have the exclusive right, at its option, to settle any Award in the event of a Condemnation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If less than all of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4 hereof in the event Borrower reasonably determines that the operation of the Property as a hotel upon completion of the Restoration is viable. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 7.4    Restoration. The following provisions shall apply in connection with the Restoration of the Property:
(a)    Subject to Section 7.4(d) hereof, if the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, then the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the applicable conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    Subject to Section 7.4(d) hereof, if the Net Proceeds are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, then Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4. The term “Net Proceeds” shall mean: (1) the net amount of all insurance proceeds payable to or for the benefit of Borrower as a result of a Casualty to the

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Property, after deduction of Lender’s costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds (“Insurance Proceeds”), or (2) the net amount of the Award, after deduction of Lender’s costs and expenses (including, but not limited to, attorneys’ fees and expenses), if any, in collecting such Award (“Condemnation Proceeds”), whichever the case may be.
(i)    Subject to Section 7.4(d) hereof, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Default or Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of each of the (i) fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty percent (20%) of each of the (i) fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after receipt of the Net Proceeds of such Casualty or Condemnation (or such Net Proceeds being available to Borrower for application to the Restoration), whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws, and all Property Documents, and in accordance with the terms and conditions of the Franchise Agreement provided commencement and completion of Restoration shall not be a condition to Borrower’s receipt of proceeds under Section 7.4(a) hereof;
(D)    in the case of a Restoration that exceeds the Restoration Threshold, Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) or (3) by other funds of Borrower;
(E)    Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be materially less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;
(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) one (1) year after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Property Document and all Major Leases which are required in accordance with the provisions of this Section 7.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) the date required for such completion pursuant to the Franchise Agreement, or (5) such time as may be required under Applicable Law, in order to repair and restore the

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Property to the condition it was in immediately prior to such Casualty or Condemnation or (6) the expiration of the insurance coverage referred to in Section 7.1(a)(iii);
(G)    in the case of a Casualty or Condemnation that exceeds the Restoration Threshold, Borrower shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender pursuant to the provisions of which Borrower shall guaranty to Lender the Lien-free completion by Borrower of the Restoration in accordance with the provisions of this Section 7.4(b);
(H)    the Property and the use thereof after the Restoration will be in material compliance with and permitted under all applicable Laws and all Property Documents;
(I)    the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration;
(J)    such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the Improvements;
(K)    in the case of a Restoration that exceeds the Restoration Threshold, Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;
(L)    in the case of a Restoration that exceeds the Restoration Threshold, the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration;
(M)    the Approved Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with an Approved Management Agreement prior to the opening or reopening of the Property for business with the public;
(N)    the Franchise Agreement is not terminated as a result of such Casualty or Condemnation; and
(O)    the Operating Lease is not terminated as a result of such Casualty or Condemnation.
(ii)    In the case of a Restoration that exceeds the Restoration Threshold, the Net Proceeds shall be held by Lender in an Eligible Account (the “Net Proceeds Account”) and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the payment of the Debt and the performance of the Other Obligations; provided, however, Insurance Proceeds from the insurance coverage referred to in Section 7.1(a)(iii) shall be initially deposited into the Net Proceeds Account and subsequently (x) if a Triggering Event Period exists, deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable, or (y) if no Triggering Event Period exists, disbursed to Borrower. In the case of a Restoration that exceeds the Restoration Threshold, subject to

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Section 7.4(d) hereof, the Net Proceeds (except for Insurance Proceeds from the insurance coverage referred to in Section 7.1(a)(iii)) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s Liens or notices of intention to file same (except for notices that are customarily filed prior to the commencement of work in accordance with applicable Law), or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    In the case of a Restoration that exceeds the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). In the case of a Restoration that exceeds the Restoration Threshold, the identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, attorneys’ fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)    In the case of a Restoration that exceeds the Restoration Threshold, in no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), subject to minor punch list items and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that, subject to Section 7.4(d) hereof, Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Borrower Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

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(vi)    In the case of a Restoration that exceeds the Restoration Threshold, if at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.
(vii)    In the case of a Restoration that exceeds the Restoration Threshold, subject to Section 7.4(d) hereof, the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, and provided no Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents shall be remitted by Lender to Borrower.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) hereof, may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument and the other Loan Documents shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt. No Prepayment Premium shall be payable in connection with the application of any such Net Proceeds to the Debt.
(d)    Notwithstanding anything to the contrary contained in Section 7.4 hereof, in the event that the Loan or any interest therein is included in a Securitization, and if immediately following the release of the Property from the Lien of the Security Instrument as a result of any Condemnation, the Real Property Value to Loan Ratio is not at least eighty percent (80%), then all of the Net Proceeds realized by Borrower for purposes of computing gain or loss under Section 1001 of the Code as a result of such Condemnation shall be applied to the principal amount of the Debt if and to the extent necessary for the Loan to remain a “qualified mortgage” in accordance with the requirements of Section 860(G)(a)(3) of the Code, and any then applicable U.S. Department of Treasury regulations or revenue procedures issued pursuant thereto, including, without limitation, to the extent then applicable to any REMIC Trust, Revenue Procedure 2010-30. In Lender’s discretion, Lender may require a REMIC Opinion in connection with any such Condemnation.
VIII.    SINGLE PURPOSE ENTITY/SEPARATENESS PROVISIONS
Section 8.1    Single Purpose Entity/Separateness.
(a)    Each of Borrower and Operating Lessee represents and warrants, and covenants until the Debt has been paid and satisfied in full, that each of Borrower and Operating Lessee:

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(i)    has not engaged and will not engage in any business or activity other than the ownership or leasing, as applicable, operation and maintenance of the Property, and activities incidental thereto;
(ii)    has not acquired or owned and will not acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;
(iii)    has not and will not merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure except as permitted by the Loan Documents;
(iv)    has not and will not fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents, in the case of an amendment or modification, (A) that violates the single purpose covenants set forth in this Section 8.1 or (B) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without the consent of Lender;
(v)    has not owned and will not own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in Borrower or Operating Lessee);
(vi)    has not and will not commingle its funds or assets with the funds or assets of any other Person (it being acknowledged by Lender that Lender’s commingling of the Property Tax and Insurance Reserve Fund as permitted by this Agreement does not violate this restriction);
(vii)    except as otherwise set forth on Schedule 2 hereto, has not and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) Property Taxes not yet delinquent, (C) tenant allowances and Capital Expenditure costs and property improvement costs required under Leases, the Operating Lease, the Approved Management Agreement or the Franchise Agreement or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due (subject to the Property generating sufficient cash flow), (D) Trade Payables not represented by a note, customarily paid by Borrower or Operating Lessee within 60 days of incurrence and in fact not more than 60 days outstanding (subject to the Property generating sufficient cash flow to pay such Trade Payables), which are incurred in the ordinary course of Borrower’s or Operating Lessee’s business with respect to amounts reasonable and customary for similar properties, and/or (E) Permitted Equipment Leases; provided however, (x) the aggregate amount of the indebtedness described in (D) and (E) for Borrower and Operating Lessee shall not exceed at any time three percent (3%) of the original principal amount of the Loan. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property and (y) Borrower shall have the right to contest payment of Indebtedness described in (D) and (E) in accordance with the definition of Permitted Encumbrances;
(viii)    has not failed and will not fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates); has not failed and will not fail to maintain its books, records, resolutions and agreements as official records. Notwithstanding the foregoing, Borrower’s or Operating

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Lessee’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate in accordance with GAAP, provided that (x) any such consolidated financial statements do not suggest in any way that Borrower’s or Operating Lessee’s assets are available to satisfy the claims of such affiliates creditors and (y) such assets shall also be listed on such Person’s own separate balance sheet);
(ix)    except for the Operating Lease, has not entered into and will not enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x)    has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi)    except as set forth on Schedule 2 hereto, has not assumed or guaranteed, and will not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person; has not otherwise pledged and will not otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(xii)    has not made and will not make any loans or advances to any Person;
(xiii)    has not failed and will not fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so) or unless Borrower or Operating Lessee, as applicable, has lawfully obtained extensions, in which event tax returns shall be filed prior to the expiration of any extension period);
(xiv)    has not failed and will not fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;
(xv)    has not failed and will not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so);
(xvi)    without the prior unanimous written consent of all of its partners or members, as applicable, and the prior written consent of each Independent Director, if any, appointed pursuant to the terms of this Agreement (regardless of whether such Independent Director is engaged at the Borrower, or Operating Lessee, or SPE Component Entity level), (a) has not filed or consented to, and will not file or consent to, the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) has not sought or consented to, and will not seek or consent to, the appointment of a receiver, liquidator or any similar official, (c) has not taken, and will not take, any action that might cause such entity to become insolvent (so long such entity does not become insolvent by reason of the failure of the Property to generate sufficient cash flow), or (d) has not made and will not make an assignment for the benefit of creditors;

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(xvii)    has not failed and will not fail to (a) allocate shared expenses (including, without limitation, shared office space) or (b) use separate stationery, invoices and checks;
(xviii)    has not failed and will not fail to (a) pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or (b) maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so);
(xix)    has not acquired and will not acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable; or
(xx)    has not identified and will not identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it.
(b)    If Borrower or Operating Lessee is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and the sole managing member (in the case of a limited liability company) of Borrower or of Operating Lessee, as applicable, shall be a corporation or an Acceptable LLC (each an “SPE Component Entity”) whose sole asset is its interest in Borrower or Operating Lessee. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Sections 8.1(a)(iii) - (vi) (inclusive) and Sections (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Sections 8.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower or Operating Lessee; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower or Operating Lessee; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower or Operating Lessee; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 8.1.
(c)    In the event Borrower, Operating Lessee or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower, Operating Lessee or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower, Operating Lessee or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any natural person duly designated under the applicable organizational documents and, if the Loan or any interest therein is included in a Securitization, each person acting as Independent Director of Borrower, Operating Lessee or the SPE Component Entity (as applicable), shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, Operating Lessee, or the SPE Component Entity (as applicable) automatically be admitted to Borrower, Operating Lessee or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower, Operating Lessee or the SPE Component Entity (as applicable) without dissolution, (ii) Special Member may not resign from Borrower, Operating Lessee or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) if the Loan or any interest therein is included in a Securitization, after giving effect to such resignation or transfer, each Independent Director

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required to be appointed by the terms of this Agreement remains an Independent Director of the SPE Component Entity, Operating Lessee or Borrower (as applicable) in accordance with Section 8.2 hereof, (iii) Special Member shall automatically cease to be a member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) upon the admission to Borrower, Operating Lessee or the SPE Component Entity (as applicable) of the first substitute member, (iv) Special Member shall be a member of Borrower, Operating Lessee the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower, Operating Lessee or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower, Operating Lessee or the SPE Component Entity (as applicable), (v) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower, Operating Lessee or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower, Operating Lessee or the SPE Component Entity (as applicable), (vi) Special Member, in its capacity as Special Member, may not bind Borrower, Operating Lessee or the SPE Component Entity (as applicable), and (vii) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, Operating Lessee or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower, Operating Lessee or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of any Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower, Operating Lessee or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower, Operating Lessee or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) but Special Member may serve as an Independent Director of Borrower, Operating Lessee or the SPE Component Entity (as applicable).
(d)    The LLC Agreement with respect to any Acceptable LLC shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) to the fullest extent permitted by applicable Law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, Operating Lessee or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower, Operating Lessee or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower, Operating Lessee or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower, Operating Lessee or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower, Operating Lessee or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower, Operating Lessee or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower, Operating Lessee or the SPE Component Entity (as applicable).
(e)    Borrower and Operating Lessee further represent and warrant to Lender that the representations and warranties set forth on Schedule 2 hereto are true and correct as of the Closing Date.

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Section 8.2    Independent Director.
(a)    If the Loan or any interest therein is included in a Securitization, the organizational documents of Borrower and Operating Lessee (to the extent Borrower or Operating Lessee is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed director who shall be an Independent Director (or two (2) Independent Directors if required by Section 11.1(k) hereof).
(b)    If the Loan or any interest therein is included in a Securitization, the organizational documents of Borrower, Operating Lessee and the SPE Component Entity shall further provide that (i) the board of directors or managers of Borrower, Operating Lessee and the SPE Component Entity and the constituent equity owners of such entities (such constituent equity owners, the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower, Operating Lessee or the SPE Component Entity, requires an unanimous vote of the Constituent Members or of the board of directors or managers of Borrower, Operating Lessee or the SPE Component Entity unless, in each case, at the time of such action there shall be at least one Independent Director (or two (2) Independent Directors if required by Section 11.1(k) hereof) engaged as provided by the terms hereof and each such Independent Director votes in favor of such action; (ii) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (iii) to the fullest extent permitted by applicable Law (including, to the extent applicable, Section 18-1101(c) of the Act) and notwithstanding any duty otherwise existing at law or in equity, each Independent Director shall consider only the interests of the Constituent Members and Borrower, Operating Lessee and any SPE Component Entity (including Borrower’s, Operating Lessee’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s, Operating Lessee’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and Operating Lessee and any SPE Component Entity (including Borrower’s, Operating Lessee’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower, Operating Lessee or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower, Operating Lessee, and SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower, Operating Lessee or SPE Component Entity is a part); (iv) other than as provided in subsection (iii) above, no Independent Director shall have any fiduciary duties to any Constituent Members, any directors of Borrower, Operating Lessee or SPE Component Entity or any other Person; (v) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable Law; and (vi) to the fullest extent permitted by applicable Law (including, to the extent applicable, Section 18-1101(e) of the Act), an Independent Director shall not be liable to Borrower, Operating Lessee SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.
(c)    Lender agrees to consent to any amendments to the organizational documents of Borrower and/or Operating Lessee necessary to comply with the provisions of Section 8.2(a) and Section 8.2(b) hereof.

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IX.    RESERVE FUNDS
Section 9.1    Reserve Funds and Reserve Accounts Generally.
(a)    On the Closing Date, each of the Reserve Accounts shall be established by Lender in an Eligible Account at an Eligible Institution.
(b)    Borrower shall pay Lender the Disbursement Fee as a condition to each disbursement from the FF&E Reserve Account, as compensation for Lender’s review, analysis and processing of such disbursement.
(c)    Notwithstanding anything to the contrary herein, upon the written request of Borrower, Lender shall make disbursements from any Reserve Account (other than the Property Tax and Insurance Premium Escrow Account) jointly payable to Operating Lessee and the person or entity being paid; provided, however, if Borrower requests any such joint check, Lender reserves the right to charge a fee of $50.00 for each joint check issued by Lender. In the event of such a joint disbursement, Borrower shall not be required to have paid for such work prior to requesting the reimbursement, but Borrower shall be required to have satisfied all the other conditions of this Agreement for such disbursement.
(d)    The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligation to pay the Debt (except to the extent such amounts are actually paid out of any Reserve Account), to fulfill any preservation or maintenance covenants in the Loan Documents, or to perform the Other Obligations, or
(e)    Notwithstanding any other provision of this Agreement or of the other Loan Documents, during the continuance of an Event of Default, Lender reserves the right, exercisable at its sole option, to apply the Reserve Funds to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Excess Cash Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
(f)    Each Reserve Fund and each Reserve Account shall be subject to the additional terms and conditions set forth in Article XII hereof.
Section 9.2    Property Tax and Insurance Escrow Fund.
9.2.1    Deposits. In addition to the initial deposits with respect to Property Taxes and, if applicable Insurance Premiums made by Borrower to Lender on the Closing Date, Borrower shall pay to Lender on each Payment Date (a) a percentage of the Property Taxes (the “Monthly Property Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to ratably accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates and (b) a percentage of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to ratably accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Property Tax and Insurance Escrow Fund”), which Property Tax and Insurance Escrow Fund shall be deposited by Lender into an Account established to hold such fund (the “Property Tax and Insurance Escrow Account”).

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9.2.2    Disbursements. Lender will apply the Property Tax and Insurance Escrow Fund to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1(b) hereof, subject to Borrower’s right to pay Property Taxes pursuant to Section 5.2. In making any payment relating to the Property Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Property Tax and Insurance Escrow Fund shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Sections 5.2 and 7.1(b) hereof, respectively, Lender shall credit such excess against future payments to be made to the Property Tax and Insurance Escrow Fund. In allocating such excess, Lender may communicate with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Property Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.
9.2.3    Insufficiency. If at any time Lender reasonably determines that the Property Tax and Insurance Escrow Fund is not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Property Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.
9.2.4    Conditional Monthly Insurance Deposit Waiver. Notwithstanding the foregoing, Lender agrees to waive the requirement for the Monthly Insurance Premium Deposit so long as Borrower deposits with Lender at Closing, and maintains on deposit with Lender thereafter, funds sufficient to pay the Insurance Premiums for the next twelve (12) months. If at any time during the term of the Loan Borrower fails to satisfy the foregoing conditions, Borrower shall make a True Up Payment with respect to the same into the Property Tax and Insurance Escrow Account within ten (10) Business Days after Lender advises Borrower of such insufficiency.
Section 9.3    FF&E Reserve Fund; Approved FF&E Account.
9.3.1    FF&E Reserve Fund. Lender shall establish an Account for the purpose of reserving amounts in respect of expenditures for FF&E (the “FF&E Reserve Account”). Amounts deposited in the FF&E Reserve Account shall hereinafter be referred to as the “FF&E Reserve Fund”.
9.3.2    Approved FF&E Account. No amounts shall be reserved in the FF&E Reserve Account for so long as (i) the Approved FF&E Account is maintained and funded in accordance with the Approved Management Agreement, and (ii) there is no Triggering Event. If the Approved Manager shall fail to maintain and fund the Approved FF&E Account in accordance with the Approved Management Agreement, or a Triggering Event shall occur, Borrower shall thereafter be required to fund the FF&E Reserve Account.
9.3.3    FF&E Reserve Monthly Deposits. From and after any failure by the Approved Manager to maintain and fund the Approved FF&E Account in accordance with the Approved Management Agreement, and from and after the occurrence of any Triggering Event, on each Payment Date, Borrower shall deposit into the FF&E Reserve Account an amount equal to the greater of (a) five percent (5%) of Operating Income for the prior month, and (b) the amount required by the Franchise Agreement (the “FF&E Reserve Monthly Deposit”).

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9.3.4    Disbursements. Lender shall make disbursements to Borrower from the FF&E Reserve Account to pay FF&E Expenditures consistent with the Annual Budget or Approved Annual Budget, as applicable, from time to time upon satisfaction of each of the following conditions:
(a)    Borrower has delivered to Lender an Officer’s Certificate, in form satisfactory to Lender, specifying the amount of the requested disbursement and the FF&E Expenditures completed and certifying that all such FF&E Expenditures have been completed in accordance with the contract therefor and all costs in connection therewith have been paid. In the case of FF&E Expenditures that constitute Alterations, simultaneously with submitting such Officer’s Certificate Borrower shall also submit copies of Lien waivers from the general contractor, any subcontractors and all materialmen and suppliers and such other evidence, as may be required by Lender, showing that they have been paid for all work and that no Liens are claimed, or alternatively, Lender may make payment directly to the contractor, subcontractors or suppliers.
(b)    Borrower has delivered to Lender, at Borrower’s sole cost and expense: (i) copies of all contracts and invoices for all FF&E Expenditures; (ii) in the case of FF&E Expenditures that constitute Alterations, copies of building permits, any certificate of occupancy or other certificates required and issued by Governmental Authorities in connection with any work performed for which reimbursement is being sought under this Section 9.3; and (iii) if required by Lender, in the case of FF&E Expenditures that constitute Alterations, an endorsement to the Title Insurance Policy, insuring Lender against any mechanic’s Liens in connection with such work.
(c)    INTENTIONALLY DELETED.
(d)    Borrower has paid the Disbursement Fee and has delivered to Lender (i) an Officer’s Certificate certifying that all requirements set forth in this Section 9.3.4 have been satisfied and (ii) such other documents as Lender shall reasonably require to confirm the satisfaction of the conditions contained herein and the completion of the work required to be done under this Section 9.3.4.
(e)    All disbursements requested by Borrower shall be at least $5,000 and no requests for disbursements shall be made more often than once during any calendar month.
(f)    No Event of Default exists as of the date of Borrower’s request for a disbursement or the actual date of such a disbursement.
(g)    In the case of FF&E Expenditures that constitute Alterations, for disbursements in excess of $100,000, Lender shall have the right, but not the obligation, at Borrower’s sole cost and expense, to inspect the Property and/or to have the documentation regarding the FF&E Expenditures reviewed to verify that the FF&E Expenditures for which reimbursement is being sought have been completed in a good and workmanlike manner and are otherwise acceptable to Lender.
(h)    No part of the FF&E Reserve Fund may be used to acquire or lease any motor vehicle unless Borrower has obtained Lender’s prior consent for such use and has taken all actions required by Lender to ensure that Lender possesses a first priority Lien over any such vehicle as additional security for the payment of the Loan.
Within ten(10) Business Days after Borrower submits to Lender a request for a disbursement, the related supporting documentation, Lender shall either (i) advise Borrower of any additional or corrective information needed to satisfy the requirements hereof for the requested disbursement; or (ii) shall disburse

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the requested disbursement amount to Borrower. Lender shall have no obligation to disburse the FF&E Reserve Funds to Borrower until all disbursement requirements herein have been satisfied.
9.3.5    Balance in the FF&E Reserve Account. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
X.    DEFAULTS
Section 10.1    Event of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if any portion of the Debt is not paid on or before the fifth (5th) day after the date the same is due and payable, subject to the provisions of Section 3.7 hereof;
(ii)    if any of the Basic Carrying Costs are not paid on or before the date when the same are due and payable, subject to the provisions of Section 3.7 hereof;
(iii)    if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request, subject to the provisions of Section 3.7 hereof;
(iv)    if Borrower or Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(v)    if any representation or warranty made by Borrower, Operating Lessee, SPE Component Entity, or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, that Borrower shall have sixty (60) days after notice from Lender to cure in a manner satisfactory to Lender the event or circumstance that caused such representation or warranty being false or misleading in any material respect provided that (x) such event or circumstance is susceptible to cure and (y) Borrower pays Lender any costs, losses or damages suffered by Lender due to such representation or warranty being false or misleading in any material respect; provided, however, Borrower shall have no opportunity to cure any breach of a representation or warranty (A) made to Borrower’s knowledge (i.e. which Borrower knew was false when made), or (B) that was otherwise intentionally;
(vi)    if Borrower, Operating Lessee or SPE Component Entity shall make an assignment for the benefit of creditors;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee or SPE Component Entity, or if Borrower, Operating Lessee or SPE Component Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee or SPE Component Entity, or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee or SPE Component Entity shall be instituted; provided, however, if such appointment, adjudication, petition or

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proceeding was involuntary and not consented to by Borrower, Operating Lessee or SPE Component Entity, upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)    only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion), if (A) any Guarantor shall make an assignment for the benefit of creditors, or (B) a receiver, liquidator or trustee shall be appointed for any Guarantor, or if any Guarantor shall be adjudicated a bankrupt or insolvent, or (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, any Guarantor, or (D) any proceeding for the dissolution or liquidation of any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;
(ix)    if Borrower or Operating Lessee Transfers the Property or any portion thereof in violation of Article VI hereof;
(x)    if Borrower, Operating Lessee or SPE Component Entity fails to comply with the terms and provisions of Article VIII hereof in any material respect;
(xi)    if Borrower or Operating Lessee fails to comply with the terms and provisions of Article III or Article XII hereof within ten (10) Business Days after request by Lender;
(xii)    if Borrower or Operating Lessee fails to comply with the terms and provisions of Section 5.9, Section 5.17, Section 5.23, or Section 5.29(a) hereof; or Borrower or Operating Lessee fails to comply with the terms and provisions of Section 5.10, Section 5.24, Section 5.25, Section 5.26, Section 5.27, Section 5.28 or Section 5.29(b) hereof, and such failure continues for a period of fifteen (15) Business Days after notice thereof from Lender;
(xiii)    if Borrower or Operating Lessee fails to comply with the terms and provisions of Section 5.22 hereof, and any Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, subject to Borrower’s right to contest set forth in the definition of Permitted Encumbrances;
(xiv)    if Borrower fails to comply with the terms and provisions of Section 11.1 or Section 11.2 hereof, and such failure continues for a period of fifteen (15) Business Days after notice thereof from Lender;
(xv)    if Borrower or Operating Lessee is a Plan or a Governmental Plan, or if its assets constitute Plan Assets;
(xvi)    if a final judgment not covered by insurance in excess of $500,000 is entered against Borrower, Operating Lessee, or SPE Component Entity and such party fails to discharge or bond such judgment within ten (10) Business Days of the date of such judgment;
(xvii)    if the Security Instrument or any of the other Loan Documents fail to have a first priority Lien on the Property, subject only to the Permitted Encumbrances; provided, however, no Event of Default shall exist hereunder to the extent that any such defect is deemed curable by Lender in its reasonable discretion and Borrower fails to cure any such defect within fifteen (15) Business Days after notice thereof from Lender;

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(xviii)    if foreclosure or attachment proceedings are instituted against the Property upon any other Lien or claim, whether alleged to be superior or junior to the Lien of the Security Instrument or the other Loan Documents;
(xix)     [INTENTIONALLY OMITTED];
(xx)    if Borrower, Operating Lessee, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing, or any of their respective agents or representatives shall commit any act of waste or arson with respect to the Property;
(xxi)    if Borrower, Operating Lessee, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing, or any of their respective agents or representatives shall commit any criminal act which results in the seizure, forfeiture or loss of the Property;
(xxii)    if Borrower or Operating Lessee misappropriates or misapplies any (A) Insurance Proceeds, (B) Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, (C) Rents (including, but not limited to security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) funds disbursed by Lender from any of the Reserve Funds and such funds have not been restored within fifteen (15) days after Lender notifies Borrower of such misappropriation or misapplication;
(xxiii)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or Operating Lessee shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xxiv)    if there shall be a default under the Security Instrument, any of the other Loan Documents or any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues beyond any applicable notice and cure periods contained in such documents;
(xxv)    if a default under the Approved Management Agreement has occurred and continues beyond any applicable cure period thereunder if such default permits the Approved Manager thereunder to terminate or cancel the Approved Management Agreement;
(xxvi)    if a default under any REA has occurred and continues beyond any applicable cure period thereunder if such default permits any party thereto to terminate or cancel such REA;
(xxvii)    if any Guarantor revokes or attempts to revoke any Guaranty;
(xxviii)    if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

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(xxix)    [INTENTIONALLY DELETED];
(xxx)    if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement;
(xxxi)    if Operating Lessee ceases to operate a hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after Casualty or Condemnation);
(xxxii)    if Operating Lessee terminates or cancels the Franchise Agreement or operates the Property under the name of any hotel chain or system other than Franchisor, without Lender’s prior written consent;
(xxxiii)    The Operating Lease shall no longer be in effect for any reason whatsoever other than the termination thereof pursuant to Section 5.31(ii) or Section 5.31(iii) hereof, including, without limitation, expiration of the Operating Lease by its terms absent renewal or extension of the Operating Lease or the prior written consent of Lender;
(xxxiv)    if Borrower or Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxxiii) above, for ten (10) days after notice to Borrower and Operating Lessee from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or Operating Lessee shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Operating Lessee in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
Provided, it being acknowledged and agreed by Lender that any such Event of Default that occurs by reason of the failure of the Approved Manager to perform its obligations under the Approved Management Agreement (other than an Event of Default arising from failure to pay money) shall not be an Event of Default unless Borrower or Operating Lessee fails, beyond any applicable notice or cure period, to replace the Approved Manager to the extent required by Lender pursuant to the terms of this Agreement.
(b)    Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and Operating Lessee and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower and Operating Lessee hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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Section 10.2    Remedies.
(a)    Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property or any other Collateral.
(b)    With respect to Borrower, Operating Lessee and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or any other Collateral for the satisfaction of any of the Debt in preference or priority to the Property or any other Collateral, and Lender may seek satisfaction out of the Property or all of the other Collateral or any part thereof, in its discretion in respect of the Debt.
(c)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents
Section 10.3    Remedies Cumulative; Waivers.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Without limiting the generality of the foregoing, each of Borrower and Operating Lessee agrees that if a Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” Law or rule and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

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XI.    SPECIAL PROVISIONS
Section 11.1    Sale of Notes and Securitization.
Lender shall have the right to: (i) sell, pledge, assign or otherwise transfer the Loan or any portion thereof as a whole loan or any or all servicing rights with respect thereto, (ii) sell participation interests in the Loan or to syndicate the Loan, (iii) securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization or (iv) further divide the Loan into two or more separate notes or components. (The transactions referred to in clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). At the request of the holder of the Note and, to the extent not already required to be provided under this Agreement, Borrower, Operating Lessee and each Guarantor shall, at the request of Lender, take all or any of the following actions, subject to the terms hereof:
(a)     (i) providing such updated financial and other information with respect to the Property, Borrower, Operating Lessee, each Guarantor, Approved Manager (to the extent Operating Lessee may request such information under the Approval Management Agreement) and the business operations at the Property, (ii) providing updated budgets relating to the Property and (iii) performing or permitting or causing to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys satisfactory to Lender and the Rating Agencies;
(b)    delivering (i) an Insolvency Opinion and the Deferred Delaware Opinions (subject to making such amendments or modifications to the organizational documents for Borrower, Operating Lessee and SPE Component entity as may be reasonably required by counsel issuing such opinions, including, without limitation to provide for Independent Managers, which amends or modifications shall be reasonably acceptable to Lender) , (ii) additional or revised opinions of counsel as to due execution and enforceability with respect to the Property, Borrower, Operating Lessee and each Guarantor and their respective Affiliates and the Loan Documents, (iii) revised organizational documents for Borrower, Operating Lessee and SPE Component Entity (including, without limitation, such revisions as are necessary to comply with the provisions of Article VIII hereof or, at Lender’s option, to provide for a non-economic “golden member”) and (iv) good standing and qualification certificates issued by the relevant Governmental Authorities for each of Borrower, Operating Lessee, SPE Component Entity, Approved Manager and each Guarantor as of the date of the Secondary Market Transaction, which opinions, organizational documents and certificates shall be satisfactory to Lender and the Rating Agencies;
(c)    delivering Officer’s Certificates containing updated representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Property, Borrower, Operating Lessee, each Guarantor and the Loan Documents as are customarily provided in the Secondary Market Transaction and as may be reasonably requested by the holder of the Note, any Investor or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents (in the event Borrower, Operating Lessee or any Guarantor fails to comply with this subsection (c), Borrower, Operating Lessee and each Guarantor hereby acknowledges and agrees that

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each of the representations and warranties made by Borrower, Operating Lessee and each Guarantor contained in the Loan Documents shall be deemed to have been re-made as the closing date of the Secondary Market Transaction);
(d)    Within ten (10) Business Days after request by Lender, delivering such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements, Property Documents or other agreements shall be satisfactory to Lender and the Rating Agencies, provided, Borrower’s obligation under this Section 11.1(d) shall be limited to using commercially reasonable efforts to obtain such estoppel certificates, subordination agreements or other agreements;
(e)    executing such amendments to the Loan Documents and organizational documents, as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Secondary Market Transaction, including, without limitation, to modify all operative dates (including, but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section 11.1(f) hereof) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note or (ii) modify or amend any other material economic term of the Loan or (iii) otherwise increase the obligations or decrease the rights of Borrower or Operating Lessee under the Loan Documents;
(f)    if Lender elects, in its sole discretion, prior to or upon a Secondary Market Transaction, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities (which election Borrower agrees Lender may make), Borrower, Operating Lessee and each Guarantor agree to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate;
(g)    supplying to Lender updated reports from each applicable Governmental Authority or a third party report provider confirming, as close as possible to the closing date of the Secondary Market Transaction, that the representations made by Borrower and Operating Lessee in Article IV are true and correct including, without limitation, reports from Governmental Authorities or third party reports providers confirming that the representations made by Borrower in Section 4.1.1 (Organization), Section 4.1.4 (Litigation), Section 4.1.7 (No Bankruptcy Filing), Section 4.1.11 (Zoning Compliance), Section 4.1.25 (Certificates of Occupancy; Licenses), Section 4.1.27 (Physical Condition), are true and correct, to the extent such reports were provided in connection with the origination of the Loan;
(h)    supplying to Lender an endorsement to the Title Insurance Policy insuring the Security Instrument is not subject to any exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender;
(i)    delivering an Officer’s Certificate certifying that there exists no Default or Event of Default under the Loan and that Borrower, Operating Lessee or any Guarantor, as applicable, is in compliance with the terms and conditions of the Loan Documents to which it is a party and any other matters reasonably required by Lender, any Investor or the Rating Agencies;

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(j)    upon request, furnishing to Lender from time to time such financial, statistical and operating data and financial statements (including, to the extent applicable, financial statements prepared in accordance with GAAP and audited by an Approved Accountant), in each case, as Lender reasonably determines to be required in order to comply with any applicable Legal Requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB, including, without limitation, Item 1111(h) and Schedule L)), within the time frames necessary in order to comply with such Legal Requirements;
(k)    upon request of any Rating Agency, appointing one (1) or two (2) Independent Directors and modify Borrower’s, Operating Lessee’s or SPE Component Entity’s organizational documents accordingly.
All third party costs and expenses incurred by Lender, Borrower or any Guarantor in connection with Borrower, Operating Lessee or such Guarantor complying with requests made under this Section 11.1 shall be paid by Lender; provided, however, Borrower, Operating Lessee and each Guarantor shall pay all of the costs and expenses of their own legal counsel.
Section 11.2    Securitization Cooperation and Indemnification. Lender shall be permitted to share all Provided Information with any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction, Rating Agencies, investment banking firms, accounting firms, law firms and other third-party advisory firms involved with the Loan Documents or the applicable Secondary Market Transaction. It is understood that the Provided Information may ultimately be incorporated into any offering document (“Disclosure Document”) for the Secondary Market Transaction, and also may be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and thus any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction may also see some or all of the Provided Information. Each of Borrower, Operating Lessee and Guarantor irrevocably waive any and all rights it may have under any applicable Laws (including, without limitation, any right of privacy) to prohibit such disclosure, provided, however so long as Chesapeake Lodging Trust is a publicly-traded company, Lender shall not disclose information that is not publicly available without the consent of Borrower, which consent shall not be unreasonably withheld conditioned or delayed. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower, Operating Lessee and Guarantor. Each of Borrower and Guarantor hereby indemnify the Underwriter Group as to any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Provided Information that is set forth in a Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such Provided Information to the extent set forth in a Disclosure Document, or necessary in order to make the statements in such Provided Information set forth in a Disclosure Document, or in light of the circumstances under which they were made, not misleading. Lender may publicize the existence of the Debt in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.
Section 11.3    Exculpation.
(a)    Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or Operating Lessee to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or

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proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and Operating Lessee only to the extent of Borrower’s or Operating Lessee’s interest in the Property, in the Rents and in any other Collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 11.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty or indemnity (including, without limitation, the Guaranty and the Environmental Indemnity) or similar instrument made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) [intentionally omitted]; (vi) impair the right of Lender to enforce the Environmental Indemnity; (vii) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the Collateral granted by any of the Loan Documents, including, without limitation, by the Security Instrument, or by this Agreement (including with respect to the Accounts Collateral) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (viii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(1)    Borrower, Operating Lessee, SPE Component Entity, any Guarantor, or any Affiliate of any of the foregoing, or any of their respective agents or representatives, misappropriates or intentionally misapplies in violation of the Loan Documents any (A) Rents, or (B) funds disbursed from the Reserve Funds, or (C) Insurance Proceeds, or (D) Awards or other amounts received in connection with the Condemnation of all or a portion of any Property; or (E) amounts contained in the Approved FF&E Account or the Approved Operating Account;
(2)    Borrower or Operating Lessee fails to comply with the Cash Management Covenants beyond any applicable notice or cure period;
(3)    subject to Section 3.7 hereof, Borrower’s failure to pay Property Taxes or Other Charges when the same become due and payable, in accordance with the terms of this Agreement, to the extent cash flow from the Property for the prior twelve (12) month period was sufficient to pay such items;
(4)    subject to Section 3.7 hereof, Borrower’s failure to (A) obtain and maintain the Policies in accordance with Section 7.1 hereof, (B) pay Insurance Premiums when the same become due and payable, in accordance with the terms of this Agreement or (C) pay the deductible amount of any Policy to the extent cash flow from the Property for the prior twelve (12) month period was sufficient to pay Insurance Premiums;
(5)    Borrower’s failure to pay charges for labor or materials or other charges that can create Liens on the Property, in accordance with the terms of this Agreement, to the extent cash flow from the Property for the prior twelve (12) month period was sufficient to pay for labor or materials or such other charges;

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(6)    the removal or disposal of any portion of the Personal Property by Borrower, Operating Lessee, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing, during or in anticipation of an Event of Default, except as a result of obsolescence or unless replaced with personal property or FF&E of the same or greater value and utility except to the extent Borrower, in its good faith judgment, determines that the Personal Property removed or disposed is not necessary for the operation of the Property;
(7)    any intentionally or grossly negligent material physical abuse or destructive use (whether by action or inaction) of the Property by Borrower, Operating Lessee, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing or any of their respective agents or representatives;
(8)    any fees or commissions being paid by Borrower or Operating Lessee to SPE Component Entity, any Guarantor or any Affiliate of any of the foregoing in violation of the terms of this Agreement, the Note, the Security Instrument or the other Loan Documents;
(9)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Loan Documents concerning Environmental Laws and Hazardous Substances and any indemnification of Lender with respect thereto in any Loan Document;
(10)    Borrower’s failure to comply with the terms and provisions of Section 11.1 or Section 11.2 hereof beyond any applicable notice or cure period;
(11)    Borrower’s failure to pay any cost or expense of Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document (including, without limitation, all transfer and recording taxes due to any Governmental Authority in the event of a foreclosure of the Property, deed in lieu of foreclosure or other transfer of the Property to Lender or to Lender’s designee);
(12)    Borrower, Operating Lessee or SPE Component Entity violates or breaches any of the material terms and conditions of Article VIII hereof (except for the unilateral resignation of any Independent Director);
(13)    Borrower fails to make any True Up Payment, to the extent cash flow from the Property for the prior twelve (12) month period was sufficient to make such True Up Payment;
(14)    in connection with the Loan or the Property, Borrower, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing which Controls or is Controlled by any one of the foregoing, or any of their respective agents or representatives, engages in any action constituting fraud, intentional misrepresentation or willful misconduct;
(15)    Any Losses, except for Losses resulting solely from Lender’s gross negligence or willful misconduct, incurred by Lender in connection with Lender’s obligation to indemnify the depository bank under any Account Control Agreement;
(16)    until such time as Lender has received evidence of, and reasonably approved, a blanket Policy providing earthquake insurance as required by Section 7.1(a)(viii) hereof, any Losses resulting from Borrower’s failure to maintain earthquake insurance as of the Closing Date in the amount ($26,800,000) required by Section 7.1(a)(viii) hereof (up to a maximum of

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$11,800,000.00, which amount is equal to the difference between the required earthquake insurance ($26,800,000) and the insurance maintained by Borrower as of the Closing Date ($15,000,000)); or
(17)    the inclusion in any new franchise agreement executed with Starwood (M) International, Inc. by Lender or any Affiliate of Lender of the requirement to reimburse Starwood (M) International, Inc. for any "key money" pursuant to Section 4 of the Comfort Letter (pursuant to which Franchisor has acknowledged that the outstanding key money under the Franchise Agreement is as of the Closing Date $1,925,000.00 and the amount of the outstanding key money will be amortized by $12,500.00 per month over the remaining term of the Franchise Agreement).
(b)    Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the other Loan Documents, (A) nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all Collateral shall continue to secure all of the Debt owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents and (B) the agreement of Lender not to pursue recourse liability as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower, in the event that:
(1)    A Transfer that is not a Permitted Transfer occurs in violation of Article VI hereof;
(2)    (A) Borrower, Operating Lessee or SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws, (B) an Affiliate, officer, director, or representative which controls Borrower, Operating Lessee or SPE Component Entity directly or indirectly, files, or joins in the filing of, an involuntary petition against Borrower, Operating Lessee or SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition against Borrower, Operating Lessee or SPE Component Entity from any Person, (C) Borrower, Operating Lessee or SPE Component Entity files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition from any Person, (D) any Affiliate, officer, director, or representative which controls Borrower, Operating Lessee or SPE Component Entity consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Lessee, SPE Component Entity or the Property, (E) Borrower, Operating Lessee or SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (F) there is a substantive consolidation of Borrower, or Operating Lessee with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws resulting from any violation of Article VIII hereof; or (G) Borrower, Operating Lessee or any party in Control of Borrower or Operating Lessee contests any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Law involving Borrower or Operating Lessee; and
(3)    Borrower, Operating Lessee, SPE Component Entity, any Guarantor, or any Affiliate of any of the foregoing which Controls or is Controlled by any of the foregoing contests, delays, interferes with or frustrates, or fails to cooperate with, Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default (except to the extent that a court of competent jurisdiction makes a final determination that such party had a valid legal basis for any such action).

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Section 11.4    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer or trustee, together with their respective agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its rights and responsibilities under this Agreement and the other Loan Documents to the Servicer. Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”. Borrower shall pay (i) all reasonably and customary consent, review and processing fees of Servicer and any related third party costs, (ii) reasonable and customary liquidation fees that may be due Servicer in connection with the exercise of any or all remedies permitted under the Loan Documents, if any, (iii) any reasonable and customary workout fees and special servicing fees that may be due to Servicer, which fees may be due on a periodic or continuing basis and (iv) the costs of all property inspections (other than routine annual inspections) and/or appraisals of the Property (or any updates to any existing inspection, other than routine annual inspections, or appraisal) incurred in connection with the terms hereof (the “Servicing Fee”). Borrower shall not be responsible for any set-up fees, or any other initial costs relating to the appointment of any Servicer, or for payment of the monthly servicing fee due to Servicer.
(b)    Each of Borrower and Operating Lessee acknowledges that, as part of a Securitization, the parties to a Securitization may, in their sole discretion, elect to impose certain requirements as conditions precedent to certain actions by one or more of the Servicers (including, without limitation, that such Servicer obtain either or both of the approval of one or more Investors (or representatives of one or more Investors) as to certain proposed actions, and/or Rating Agency Confirmation). No requirement or condition imposed upon such Servicer pursuant to any Securitization as a condition precedent to the granting or denying of any consent or approval, or the taking of or refusal to take any action, pursuant to this Agreement (except only for any action required of Lender hereunder) shall give rise to any claim or cause of action by Borrower or Operating Lessee against Lender, or give Borrower or Operating Lessee any defense for failure to perform its obligations under the Loan Documents.
Section 11.5    Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which, subject to such reasonable regulations as Lender shall provide, shall maintain such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligations of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar, which shall also be reasonably acceptable to Lender. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.
XII.    ACCOUNTS AND ACCOUNT COLLATERAL
Section 12.1    Permitted Investments. Sums on deposit in any Account may be invested by or at the direction of Lender in Permitted Investments provided (a) such investments are then regularly offered by the applicable Eligible Institution for accounts of this size, category and type, (b) such investments are permitted by applicable Law, (c) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (d) no Default shall have occurred and

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be continuing. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 12.1. Lender shall not be liable for any loss sustained on any such investment of any funds constituting Account Collateral.
Section 12.2    Income From Permitted Investments.     Interest accrued on any Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.
Section 12.3    Sole Dominion and Control. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account; provided, however, Borrower shall have the right to obtain disbursements from the Accounts in accordance with the terms of this Agreement.
Section 12.4    Grant of Security Interest. Borrower hereby grants to Lender a first-priority perfected security interest in each of the Accounts, the Account Collateral, the Approved Operating Account, and the Approved FF&E Account, as additional security for the payment of the Debt and the performance of the Other Obligations. Until expended or applied in accordance herewith, the Accounts, the Approved Operating Account, and the Approved FF&E Account shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.
Section 12.5    No Other Security Interest. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account Collateral, or the Approved FF&E Account, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statement, except those naming Lender as the secured party, to be filed with respect thereto. Operating Lessee shall not, without obtaining the prior written consent of Lender, assign or grant any security interest in the Approved Operating Account, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statement.
Section 12.6    Change of Account Names. In the event Lender transfers or assigns the Loan, Borrower acknowledges that each applicable Eligible Institution at which any Account has been established, at Lender’s request, shall change the name of such Account to the name of the transferee, beneficiary or assignee, as applicable. In the event Lender retains a Servicer to service the Loan, Borrower acknowledges that each such Eligible Institution, at Lender’s request, shall change the name of each Account to the name of the Servicer, as agent for Lender.
Section 12.7    Rights on Default. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, upon the occurrence of an Event of Default, Lender shall promptly notify each institution at which any Account, the Approved Operating Account, and the Approved FF&E Account has been established, in writing of such Event of Default and, without notice from Lender or any such institution to Borrower or Operating Lessee, (a) Borrower and Operating Lessee shall have no rights in respect of (including, without limitation, the right to instruct any such institution to transfer from) the Accounts, the Approved Operating Account, or the Approved FF&E Account, except that Approved Manager shall be permitted to make withdrawals from the Approved Operating Account and the Approved FF&E Account in accordance with the terms of the Approved Management Agreement, subject to the terms of the Assignment of Management Agreement, (b) Lender may direct any such institution to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents, or to such Eligible Institution, as agent for Lender, or Lender, to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account

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or any Account Collateral, the Approved Operating Account, or the Approved FF&E Account, except that Approved Manager shall be permitted to make withdrawals from the Approved Operating Account and the Approved FF&E Account in accordance with the terms of the Approved Management Agreement, subject to the terms of the Assignment of Management Agreement (c) Lender shall have all rights and remedies with respect to Account Collateral, the Approved FF&E Account as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC and (d) Lender may apply the Account Collateral, and the funds in the Approved FF&E Account to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Excess Cash Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents, except that Approved Manager shall be permitted to make withdrawals from the Approved Operating Account and the Approved FF&E Account in accordance with the terms of the Approved Management Agreement, subject to the terms of the Assignment of Management Agreement.
Section 12.8    Limitations on Liability of Lender.
(a)    Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, Lender shall have no duty with respect to any Account Collateral, the Approved Operating Account, or the Approved FF&E Account in its possession or control, or any income thereon or the preservation of rights against any Person or otherwise with respect thereto, except to the extent Lender fails to disburse funds from the Accounts when required to do so hereunder. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any such Account Collateral, the Approved Operating Account, and Approved FF&E Account if such is accorded treatment substantially equal to that which Lender accords its own property, it being understood and agreed that Lender shall not be liable or responsible for any loss or damage to any Account Collateral, the Approved Operating Account, or Approved FF&E Account, or for any diminution in value thereof, by reason of any act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent such loss or damage results from Lender’s gross negligence or willful misconduct, provided that nothing in this Section 12.8(a) shall be deemed to relieve Lender from the duties and standard of care which, as a commercial bank, it generally owes to depositors. Without limiting the generality of the foregoing, Lender shall have no liability to any Person based upon its errors in judgment, its performance of its duties with respect to any of the Account Collateral, the Approved Operating Account, or Approved FF&E Account under this Agreement, any claimed failure to perform such duties, any action taken or omitted in good faith or any mistake of fact or Law; provided that Lender shall be liable for damages arising out of its gross negligence or willful misconduct and for its failure to disburse funds from the Accounts when required to do so hereunder.
(b)    The duties of Lender in its capacity as the holder of any Account Collateral, the Approved Operating Account, or the Approved FF&E Account in its possession or control pursuant to this Agreement are purely ministerial. In such capacity, Lender is acting as a stakeholder for the accommodation of Borrower and is not responsible or liable in any manner whatsoever related to any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document pursuant to which Lender may act in good faith with respect to any such Account Collateral, the Approved Operating Account, or Approved FF&E Account, including, without limitation, terms and conditions, sufficiency, correctness, genuineness, validity, form of execution, or the identity, authority or right of any person executing or depositing the same. Without limiting the generality of the foregoing, Lender shall be protected in acting upon any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document believed by it in good faith to be genuine, and Lender may assume that any Person purporting to act on behalf of Borrower giving any of the foregoing in connection with any Account Collateral, the Approved Operating

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Account, or Approved FF&E Account in Lender’s possession or control has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any such action taken or suffered by Lender in good faith in accordance herewith.
(c)    Lender shall not be responsible for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by Borrower or any other party to the Loan Documents. Nothing herein contained shall be deemed to obligate Lender to deliver any cash or any other funds or property referred to herein, unless the same shall have first been received by Lender pursuant to this Agreement.
Section 12.9    Indemnity. Borrower hereby indemnifies and holds the Indemnified Parties harmless against any Liabilities which any Indemnified Party may incur arising from or related in any way to any and all actions taken by Lender with respect to any Account Collateral, the Approved Operating Account, or Approved FF&E Account in its possession or control, and any claims or demands asserted against Lender arising out of any such Account Collateral, the Approved Operating Account, or Approved FF&E Account, excepting only any such claims or demands arising out of Lender’s or any other Indemnified Party’s gross negligence or willful misconduct of the failure of Lender to disburse funds from the Accounts when required to do so hereunder. The amount of any such Liabilities shall bear interest at the Default Rate from the date any such Liabilities are incurred to the date of payment to the Indemnified Party, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand therefor.
Section 12.10    Disbursement of Disputed Funds. In the event any adverse claims are made upon the funds in any Account Collateral, the Approved Operating Account, or Approved FF&E Account in the possession or control of Lender, then, at Lender's option: (a) Lender shall not deliver such Account Collateral to any Person, shall refuse to comply with any claims on it and shall continue to hold such Account Collateral until (i) Lender, Borrower, Operating Lessee and any other Person who may have asserted a claim upon any such Account Collateral, the Approved Operating Account, or Approved FF&E Account shall agree in writing to a delivery thereof, in which event Lender shall then deliver such Account Collateral, the Approved Operating Account, or Approved FF&E Account in accordance with such written agreement, or (ii) Lender receives a certified copy of a final and non-appealable judgment or order of a court of competent jurisdiction directing the delivery of such Account Collateral, the Approved Operating Account, or Approved FF&E Account in which event Lender shall then deliver such Account Collateral, the Approved Operating Account, or Approved FF&E Account in accordance with such judgment or order; or (b) if Lender shall receive a written notice advising that litigation over any Account Collateral, the Approved Operating Account, or Approved FF&E Account has been commenced, Lender may deposit such Account Collateral, the Approved Operating Account, or Approved FF&E Account with the Clerk of the Court in which such litigation is pending; or (c) Lender may take affirmative steps to (i) substitute for itself an impartial party reasonably satisfactory to Lender and Borrower, (ii) deposit such Account Collateral, the Approved Operating Account, or Approved FF&E Account with a court of competent jurisdiction, or (iii) commence an action for interpleader, the costs thereof to be borne by Borrower. The provisions of this Section 12.10 shall not apply to any dispute among Borrower, Operating Lessee and Lender.
Section 12.11    Disbursement Upon Payment in Full. Upon payment in full of the Debt, any funds remaining in the Accounts, the Approved Operating Account, or the Approved FF&E Account shall be disbursed to Borrower or Operating Lessee pursuant to the written instructions of Borrower.

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XIII.    MISCELLANEOUS
Section 13.1    Survival. This Agreement and the other Loan Documents and all covenants, agreements, representations and warranties made herein, therein and in the certificates delivered pursuant hereto and thereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents, it being understood that the representations and warranties set forth in Article IV hereof are made as of the date hereof. Whenever in this Agreement or in any other Loan Document any of the parties hereto or thereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement and the other Loan Documents, by or on behalf of Borrower and Operating Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 13.2    Lender’s Discretion. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
Section 13.3    Governing Law.
(a)    This Agreement, the Note and the other Loan Documents will be governed by and construed in accordance with the Laws of the State where the Land is located without regard to principles of conflicts of laws, provided that to the extent any of such Laws may now or hereafter be preempted by Federal Law, in which case such Federal Law shall so govern and be controlling. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
(b)    NOTWITHSTANDING THE FOREGOING, THE UCC IN EFFECT IN THE COMMONWEALTH OF PENNSYLVANIA SHALL GOVERN THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED IN THE ACCOUNT COLLATERAL.
Section 13.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or any other Loan Document, nor consent to any departure by Borrower or Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Operating Lessee, shall entitle Borrower and Operating Lessee to any other or future notice or demand in the same, similar or other circumstances.
Section 13.5    Nonwaiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any

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other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 13.6    Notices.
All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 13.6):

If to Lender:	PNC Bank, National Association 10851 Mastin Overland Park, KS 66210 Attention: Jeannette I. Butler, Senior Vice President Facsimile No.: 913-253-9718
If to Borrower or Operating Lessee:	CHSP San Francisco LLC c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway Suite 410 Annapolis, MD 21401 Attention: Graham J. Wootten, Vice President Facsimile No.: 410-972-4180
With a copy to:	Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 Attention: Lee E. Berner Facsimile No.: 202-637-5910
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
Section 13.7    Financing Statements. Each of Borrower and Operating Lessee hereby authorizes Lender to file, and upon Lender’s request, shall deliver to Lender for filing, an initial financing statement or statements under the UCC with respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC in the form required to properly perfect Lender’s security interest therein. At any time and from time to time, at the expense of Borrower, Borrower and Operating Lessee shall promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that Lender may request (including, without limitation, all initial financing statements, and any restatements, extensions, continuations, renewals or amendments thereof), in order to perfect, or continue the perfection of, and to protect any security interest granted or purported to be granted hereby or by the other Loan Documents (including, without limitation, any security interest in and to any Permitted Investments), or to enable Lender, or any agent of Lender, to exercise and enforce its rights and remedies hereunder or under any of the other Loan Documents with

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respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC. During the continuance of an Event of Default, each of Borrower and Operating Lessee hereby expressly authorizes and appoints Lender as its attorney-in-fact to execute such further instruments and documents in the name of and upon behalf of Borrower and Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. With respect to any of the Collateral in which a security interest is not perfected by the filing of a financing statement, each of Borrower and Operating Lessee consents and agrees to undertake, and to cooperate fully with Lender, to perfect the security interest granted to Lender in such Collateral. Without limiting the foregoing, if and to the extent any of the Collateral is held by a bailee for the benefit of Borrower or Operating Lessee, each of Borrower and Operating Lessee shall promptly notify Lender thereof and, if required by Lender, promptly obtain an acknowledgment from such bailee that is satisfactory to Lender and confirms that such bailee holds such Collateral for the benefit of Lender as secured party and shall only act upon instructions from Lender with respect to such Collateral.
Section 13.8    Waiver of Trial by Jury. EACH OF BORROWER AND OPERATING LESSEE HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY NATURE, WHETHER IN CONTRACT OR TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER, OR ANY OF ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH RESPECT TO ANY OF THE FOREGOING. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND OPERATING LESSEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND OPERATING LESSEE.
Section 13.9    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 13.10    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 13.11    Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Law, state or federal Law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 13.12    Waiver of Automatic or Supplemental Stay. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Borrower or Operating Lessee (other than an involuntary petition filed by or joined by Lender), neither Borrower nor Operating Lessee

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shall assert, or request any other party to assert, that the automatic stay under Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Lender to enforce any rights it has by virtue of this Agreement, or any other rights that Lender has, whether now or hereafter acquired, against any Guarantor. Further, neither Borrower nor Operating Lessee shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement against any Guarantor. The waivers contained in this paragraph are a material endorsement to Lender’s willingness to make the Loan.
Section 13.13    Bankruptcy Acknowledgment. In the event the Property or any interest therein is or becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Borrower and Operating Lessee acknowledge that Lender has reserved any and all rights to seek such relief to which Lender may be entitled under this Agreement or the other Loan Documents and applicable law, including the right to seek,: (a) an order from the Bankruptcy Court or other appropriate court granting immediate relief from any automatic stay laws (including Section 362 of the Bankruptcy Code); and (b) an order from the Bankruptcy Court prohibiting Borrower’s and Operating Lessee’s use of all “cash collateral” as defined under Section 363 of the Bankruptcy Code.
Section 13.14    Waiver of Notice. Neither Borrower nor Operating Lessee shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee and except with respect to matters for which Borrower or Operating Lessee is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each of Borrower and Operating Lessee hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee.
Section 13.15    INTENTIONALLY DELETED.
Section 13.16    Expenses; Indemnity.
(a)    Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or Servicer in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and; (ii) Borrower’s and Operating Lessee’s ongoing performance of and compliance with Borrower’s and Operating Lessee’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s or Operating Lessee’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents and any amendment thereof; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or

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other litigation, in each case against, under or affecting Borrower or Operating Lessee, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.
(b)    Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Liabilities that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower or Operating Lessee of its obligations under, or any material misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan; provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence or willful misconduct of Lender or any other Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any Law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Liabilities incurred by the Indemnified Parties.
(c)    Wherever pursuant to this Agreement or any other Loan Document it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Lender, whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise.
Section 13.17    Exhibits Incorporated. The Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 13.18    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Operating Lessee in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Operating Lessee.
Section 13.19    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower, Operating Lessee and Lender intend that the relationships created hereunder and under the other Loan Documents among Borrower, Operating Lessee and Lender be solely that of debtor and creditor, and that Lender shall have no fiduciary or other special relationship with Borrower or Operating Lessee except as set forth in Section 12.8. Nothing herein or therein is intended to, nor shall anything contained herein or therein be construed to, constitute Lender as a joint venturer, partner, tenant in common, joint tenant or agent of Borrower or Operating Lessee, nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender, nor to render Lender liable for any debts, obligations, acts, omissions, representations or contracts of Borrower or Operating Lessee.

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(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and Operating Lessee, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Operating Lessee any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if Lender deems it advisable or desirable to do so.
Section 13.20    Publicity. All news releases, publicity or advertising by Borrower, Operating Lessee or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, PNC Bank, or any of their Affiliates shall be subject to the prior written approval of Lender, provided, so long as Chesapeake Lodging Trust is a publicly-traded, Guarantor may issue press releases regarding the Loan and the terms of the Loan and may make such other disclosures as may be required by Legal Requirements or as Guarantor or its counsel deems advisable. Lender may, at any time and without further consent from Borrower or Operating Lessee, publicize the Closing Date, the amount of the Loan and the name of the Property in tombstone advertisements.
Section 13.21    Waiver of Marshalling of Assets. To the fullest extent permitted by Law, each of Borrower and Operating Lessee, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and Operating Lessee, Borrower’s and Operating Lessee’s partners and others with interests in Borrower, Operating Lessee and of the Property, and agrees not to assert any right under any Laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 13.22    Waiver of Counterclaim. Each of Borrower and Operating Lessee hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 13.23    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and Operating Lessee acknowledges that, with respect to the Loan, each of Borrower and Operating Lessee shall rely solely on its own judgment and advisors in entering into the Loan Documents without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or Operating Lessee, and each of Borrower and Operating Lessee hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of Borrower and Operating Lessee acknowledges that Lender engages in

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the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Operating Lessee or their Affiliates.
Section 13.24    Brokers and Financial Advisors. Each of Lender, Borrower and Operating Lessee hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Operating Lessee in connection with the transactions contemplated herein. Lender hereby agrees to indemnify, defend and hold Borrower and Operating Lessee harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Borrower’s and Operating Lessee’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section 13.24 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 13.25    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Agreement and the other Loan Documents.
Section 13.26    Assignments. None of the Borrower, Operating Lessee, SPE Component Entity or any Guarantor may Transfer this Agreement or any other Loan Document or any of their respective rights or obligations hereunder or thereunder, except as expressly permitted pursuant to the terms and provisions of Section 6.2 hereof. If Borrower or Operating Lessee is a partnership, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership, and the term “Borrower” or “Operating Lessee” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower or Operating Lessee is a corporation, the agreements contained herein and in the other Loan Documents shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” or “Operating Lessee” as used herein, shall include any alternate or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. If Borrower or Operating Lessee is a limited liability company, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the members comprising the limited liability company, and the term “Borrower” or “Operating Lessee” as used herein, shall include any alternate or successor limited liability company, but any predecessor limited liability company and their members shall not thereby be released from any liability. (Nothing in the foregoing sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, corporation or limited liability company which may be set forth in the Loan Agreement, the Security Instrument or any other Loan Document.)
Section 13.27    Duplicate Originals; Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same page. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

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XIV.    LOCAL LAW PROVISIONS
Section 14.1    Judicial Reference Agreement; Referee; Costs.
(a)    Controversies Subject to Judicial Reference; Conduct of Reference. In the event that any action, proceeding and/or hearing on any matter whatsoever, including all issues of fact or law arising out of, or in any way connected with, the Property, this Agreement or any of the Loan Documents, or the enforcement of any remedy under any law, statute, or regulation (hereinafter, a “Controversy”), is to be tried in a court of the State of California and the jury trial waiver provisions set forth above are not permitted or otherwise applicable under then-prevailing law:
(i)    Each Controversy shall be determined by a consensual general judicial reference (the “Reference”) pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time.
(ii)    Upon a written request, or upon an appropriate motion by either Lender, Borrower or Operating Lessee, any pending action relating to any Controversy and every Controversy shall be heard by a single Referee who shall then try all issues (including any and all questions of law and questions of fact relating thereto), and issue findings of fact and conclusions of law and report a statement of decision. The Referee’s statement of decision will constitute the conclusive determination of the Controversy. Lender, Borrower and Operating Lessee agree that the Referee shall have the power to issue all legal and equitable relief appropriate under the circumstances before him/her.
(iii)    Lender, Borrower and Operating Lessee shall reasonably cooperate with one another and the Referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of each Controversy in accordance with the terms of this Section 14.1.
(iv)    Either Lender, Borrower or Operating Lessee may file the Referee’s findings, conclusions and statement with the clerk or judge of any appropriate court, file a motion to confirm the Referee’s report and have judgment entered thereon. If the report is deemed incomplete by such court, the Referee may be required to complete the report and resubmit it.
(v)    Lender, Borrower and Operating Lessee will each have such rights to assert such objections as are set forth in California Code of Civil Procedure §§ 638 et seq.
(vi)    All proceedings shall be closed to the public and confidential, and all records relating to the Reference shall be permanently sealed when the order thereon becomes final.
(b)    Selection of Referee; Powers.
(i)    Lender, Borrower and Operating Lessee shall select a single neutral referee (the “Referee”), who shall be a retired judge or justice of the courts of the State of California, or a federal court judge, in each case, with at least ten years of judicial experience in civil matters. The Referee shall be appointed in accordance with California Code of Civil Procedure §§ 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts).
(ii)    If within ten (10) days after the request or motion for the Reference, Lender, Borrower and Operating Lessee cannot agree upon a Referee, either Lender, Borrower or Operating Lessee may request or move that the Referee be appointed by the Presiding Judge of the

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Santa Clara County Superior Court or of the U.S. District Court for the Northern District of California. The Referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Section 14.1.
(c)    Provisional Remedies; Self-Help and Foreclosure.
(i)    No provision of this Section 14.1 shall limit the right of either Lender, Borrower, or Operating Lessee as the case may be, to (1) exercise such self-help remedies as might otherwise be available under applicable law, (2) initiate judicial or non-judicial foreclosure against any real or personal property collateral, (3) exercise any judicial or power of sale rights, or (4) obtain or oppose provisional or ancillary remedies, including without limitation, injunctive relief, writs of possession, the appointment of a receiver, and/or additional or supplementary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference.
(ii)    The exercise of, or opposition to, any such remedy does not waive the right of Lender, Borrower or Operating Lessee to the Reference pursuant to this Section 14.1.
(d)    Costs and Fees.
(i)    Promptly following the selection of the Referee, Lender and Borrower shall each advance equal portions of the estimated fees and costs of the Referee.
(ii)    In the statement of decision issued by the Referee, the Referee shall award costs, including reasonable attorneys’ fees, to the prevailing party, if any, and may order the Referee’s fees to be paid or shared by Borrower and/or Lender in such manner as the Referee deems just.

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Section 14.2    Prepayment Waiver.The provisions set forth below control in the event of any conflict with the other terms of this Loan Agreement or any other Loan Document.
Waiver. Borrower hereby expressly (a) waives any rights it may have under California Civil Code § 2954.10 or otherwise to prepay the Loan without penalty upon acceleration of the maturity of the Loan, and (b) further agrees that upon acceleration of the maturity of the Loan after an Event of Default and prior to the Open Period Start Date (including without limitation as a result of any transfer or disposition of the Property in violation of the Loan Documents), Borrower shall be obligated to pay the prepayment fees specified in this Loan Agreement. By initialing this provision in the space provided below, Borrower hereby declares that Lender’s agreement to make the Loan at the interest rate and for the term set forth in the Loan constitutes adequate consideration, given individual weight by Lender, for this waiver and agreement, and that Lender would not have offered such terms to Borrower absent this waiver.
BORROWER’S INITIALS: GJW

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: CHSP SAN FRANCISCO LLC, a Delaware limited liability company By: /s/ Graham J. Wootten Name: Graham J. Wootten Title: Vice President

JOINDER BY OPERATING LESSEE:
The undersigned Operating Lessee joins in and executes this Agreement solely for the purpose of acknowledging the representations and agreeing to its obligations expressly set forth herein:

OPERATING LESSEE: CHSP TRS SAN FRANCISCO LLC, a Delaware limited liability company By: /s/ Graham J. Wootten Name: Graham J. Wootten Title: Vice President

Signature Page – Loan Agreement

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LENDER: PNC BANK, NATIONAL ASSOCIATION By: /s/ Harry J. Funk Name: Harry J. Funk Title: Executive Vice President

(Signatures - Loan Agreement)

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